Exhibit 10.3

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

PURCHASING AGREEMENT

HealthTrust Purchasing Group

Products

Vendor:	Masimo Americas, Inc.

Products:	Pulse Oximetry

Effective Date:	February 1, 2008

Agreement Number:	HPG-1331

*Confidential Treatment Requested

TABLE OF CONTENTS

1.0	Definitions	3
2.0	General Purchasing Provisions	5
3.0	GPO Fees, Rebates, Reporting, Prices, Payments	7
4.0	EDI and E-Commerce	9
5.0	Price Warranty	10
6.0	State Sales or Use Taxes	10
7.0	Vendor Delivery Performance; Customer Service	11
8.0	Shipment, Risk of Loss, Freight Charges	12
9.0	Warranties and Disclaimer of Liability	13
10.0	Inspection	17
11.0	Indemnity	18
12.0	Confidentiality; Software License & Use Restrictions.	19
13.0	Publicity	21
14.0	Insurance	21
15.0	Order Cancellation	22
16.0	Termination of Agreement	22
17.0	Books, Records and Compliance Requirements	23
18.0	Reports	27
19.0	Assignment	27
20.0	Merger of Terms and Amendments	27
21.0	Partial Invalidity	28
22.0	Other Documents	28
23.0	Personal Inducements	28
24.0	Vendor Relations Policy	28
25.0	Controlling Law	29
26.0	Legal Fees	29
27.0	Product Bar Coding	29
28.0	Minority and Women Owned Business Enterprises	29
29.0	Notices	30
30.0	New Technology	30

Exhibits A-F

PURCHASING AGREEMENT

HealthTrust Purchasing Group

This Purchasing Agreement, dated February 1, 2008, is entered into by HealthTrust Purchasing Group, L.P., a Delaware limited partnership, having its principal place of business at 155 Franklin Road, Suite 400, Brentwood, TN 37027 (hereinafter referred to as “HPG”), and the following entity:

Masimo Americas, Inc., a Delaware corporation,

Address:	40 Parker
Irvine, CA 92618

(hereinafter referred to as “Vendor”), for the primary purpose of establishing the terms and conditions pursuant to which members of HPG may purchase certain products and services from Vendor.

WHEREAS, HPG is organized as a group purchasing organization with various healthcare providers belonging to HPG as Participants (as hereinafter defined);

WHEREAS, Participants have entered into Participation Agreements (as hereinafter defined) with HPG, which permit Participants and their Affiliates (as hereinafter defined) to obtain products and services under purchasing agreements between HPG and its vendors, provided Participants comply with the purchaser obligations stated in the purchasing agreements and Participants’ obligations under the Participation Agreements; and

WHEREAS, Vendor desires to offer certain of its products and/or services to Participants.

NOW, THEREFORE, HPG and Vendor hereby agree that Vendor shall provide the products and/or services described herein to Participants in accordance with the terms and conditions set forth herein:

1.0	Definitions

1.1	“Affiliates” as applied to any particular entity, is defined as those entities, businesses, facilities, and enterprises, that are controlled by, controlling, or under common control with a stated entity, including, without limitation, all parent corporations and their respective subsidiaries and affiliates, joint ventures, limited liability companies and partnerships, together with any and all entities and businesses to which any of the above-described entities provide management services or purchasing services. “Control” as used herein means control through ownership of more than a majority interest in an entity, or control by contract.

1.2	“Agreement” shall be defined as this purchasing agreement, including the Exhibits and attachments referenced herein.

1.3	“Distributor(s)” shall be defined as any product distributor designated by HPG, as described in Exhibit B, to distribute Products to Purchasers.

1.4	“Dual Source Award” shall be defined as an agreement by HPG not to contract with more than one alternative supplier pursuant to which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

1.5	“EDI” shall be defined as Electronic Data Interchange.

1.6	“Effective Date” shall be defined as the date first stated in the opening paragraph to this Agreement.

1.7	“Expiration Date” shall be defined as the date this Agreement terminates and is designated in Exhibit B.

1.8	“Facility Agreement” shall be defined as the template agreement available for Purchasers to contract with Vendor to obtain certain products under this Agreement, and which is titled: “Deferred Equipment Purchase Agreement”.

1.9	“GPOID” shall be defined as the unique identification number assigned by HPG to each Purchaser.

1.10	“Multi-Source Award” shall be defined as Vendor being designated as an approved source of Products and/or Services, with no limitation on HPG contracting for Participants to purchase comparable products and services from alternative suppliers pursuant to their contracts with HPG.

1.11	“Optional/Preferred Source Award” shall be defined as Vendor being designated as an approved source of the Products and/or Services listed in Exhibit A, with no limitation on HPG or Participants contracting for purchasing comparable products and services from alternative suppliers or on Participants purchasing comparable products and services from alternative suppliers on a non-contract basis.

1.12	“Participant(s)” shall be defined as member(s) of HPG who have entered into a Participation Agreement.

1.13	“Participation Agreement” shall be defined as a written member agreement with HPG that permits Participants and their Affiliates to purchase products and services from various vendors having purchasing agreements with HPG; and which designates HPG as such Participant’s exclusive GPO for the product category that covers Products available hereunder.

1.14	“Party” and “Parties” shall be defined as Vendor and/or HPG.

1.15	“Products” shall be defined as those goods listed in Exhibit A to this Agreement.

1.16	“Purchaser” shall be defined as any Participant obtaining Products and/or Services from Vendor under this Agreement.

1.17	“Services” shall be defined as those services listed in Exhibit A to this Agreement as well as any services provided by Vendor, its subcontractors, and agents in connection with any Purchaser’s purchase and/or use of Products.

1.18	“Sole Source Award” shall be defined as an agreement by HPG not to contract with any alternative supplier pursuant to which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

1.19	“Term” shall be defined, subject to the provisions of Section 16, as the period this Agreement is in effect, commencing on the Effective Date and expiring on the Expiration Date specified in Exhibit B to this Agreement, or as extended pursuant to a written agreement signed by both Parties.

2.0	General Purchasing Provisions

2.1	GPO Laws and Regulations. HPG represents and Vendor recognizes that HPG is a group purchasing organization. The Parties acknowledge that it is their intent to establish a business relationship in which payments by Vendor to HPG and Purchasers comply with the exceptions to the Medicare and Medicaid Anti-Kickback statute set forth at 42 U.S.C. § 1320a-7b(b)(3) (A) and (C), the “safe harbor” regulations regarding discounts set forth in 42 C.F.R. § 1001.952(h), and the “safe harbor” regulations regarding payments to group purchasing organizations set forth in 42 C.F.R. § 1001.952(j); and the Parties believe that the relationship contemplated by this Agreement is in compliance with those requirements.

2.2	Award Basis. HPG and Vendor hereby agree that they are entering into this Agreement pursuant to the award basis designated in Exhibit B to this Agreement.

2.3	Eligible Purchasers. Commencing on the Effective Date, all Participants located in the United States or its territories shall be eligible to obtain Products and/or Services from Vendor under this Agreement, including but not limited to acute care facilities, hospitals, ambulatory surgery centers, imaging centers, alternate site entities, physician practices, rehabilitation facilities, psychiatric centers, clinics or any other kind of healthcare providers, as well as any Participant distribution centers qualifying as a Participant and servicing other Participants and Purchasers. In addition to being able to obtain Products from Vendor pursuant to the terms of this Agreement, Purchasers shall be able to obtain Products from Vendor pursuant to the terms of the Facility Agreement. HPG shall update its list of eligible Purchasers on HPG’s secured website for its vendors twice monthly. Vendor agrees to check the updated list, located at:

https://scrubs.healthtrustpg.com/Source/vendors/mm_listings/mm_vendor.xls within five (5) business days following the 7th and the 21st of each month, and to update its list of eligible Purchasers within such 5-day period to accurately reflect the name, address, GPOID, and any other assigned identification code for each eligible Purchaser. Purchasers obtaining Products and/or Services from Vendor under this Agreement shall be considered third party beneficiaries hereunder. In the event Vendor’s records show that a Purchaser is listed as a member of another GPO in addition to HPG, Vendor shall notify HPG and HPG will contact the Purchaser and obtain appropriate documentation from the Purchaser that indicates HPG is such Purchaser’s exclusive GPO for the product category that covers Products available hereunder. Until such documentation is furnished, Vendor shall withhold payment of fees to any GPO for purchases by the

Purchaser in question, and upon presentation of the appropriate documentation, Vendor shall pay the withheld GPO Fees as appropriate.

2.4	Purchaser Obligations. Payment for purchases made by Purchasers under this Agreement shall be the sole responsibility of the Purchaser, and Vendor agrees that HPG shall have no responsibility or obligation for such payments or any other obligations of Purchasers under this Agreement.

2.5	Direct Purchases. If purchases are to be directly from the Vendor, as noted in Exhibit B, then upon receipt of an order from Purchaser (regardless of form or media used, or whether reference is made to this Agreement) Vendor agrees to sell and deliver to Purchaser the Products and/or Services listed in the order at the prices set forth in Exhibit A (including any discounts or rebates stated in Exhibit A), subject to and in accordance with the terms and conditions stated in this Agreement. No minimum quantity or dollar amount shall apply to any order unless expressly stated in Exhibit B to this Agreement. In the event Vendor charges a Purchaser a price higher than that stated in Exhibit A, upon discovery of such overcharge and payment thereof by the Purchaser, Vendor shall issue Purchaser a refund (not a credit) in the amount of such overcharge/over payment. If Vendor charges a Purchaser a price lower than that stated in Exhibit A, Vendor shall have the right to set-off the undercharge against any refund due for an overcharge/over payment. Vendor agrees that it will not refuse to honor any credit balance or refund obligation for any Purchaser based on such Purchaser’s non-payment or short payment of an invoice on an unrelated purchase where the amount owed is not in dispute. No Purchaser may refuse to honor any payment obligation to Vendor based on an unrelated purchase by such Purchaser where the amount owed is not in dispute or by any other Purchaser. Vendor shall provide regular statements (at least quarterly) to Purchasers which list unapplied credits, and upon a Purchaser request, shall promptly refund the amount of the unapplied credits.

2.6	Purchases Through Distributors. If any Product is available through a Distributor, as designated in Exhibit B, then the terms and conditions of this Agreement which apply to shipment directly from Vendor to a Purchaser shall not be applicable to purchases of such Products through a Distributor; and unless otherwise designated herein, the prices listed in Exhibit A shall be the prices Vendor charges the Distributor, with the ultimate price paid by Purchaser determined by HPG and the Distributor. Vendor shall provide Product pricing and related information to HPG and Distributors, which is consistent with Exhibit A, any amendments to Exhibit A, and corresponding pricing files for EDI and Internet e-commerce transactions. Otherwise, with respect to purchases of Products through Distributors, all other terms and conditions of this Agreement shall apply to each purchase transaction by a Purchaser. Vendor shall assume total responsibility for obtaining from Distributors purchase information for each Purchaser so that Vendors accurately pay and report on GPO fees and rebates (if any).

2.7

Term. Subject to the termination provisions of Section 16, this Agreement shall have a Term commencing on the Effective Date and expiring on the Expiration Date specified in Exhibit B to this Agreement, with the obligation of Vendor to first make Products and/or Services available hereunder beginning as of the Effective Date. Except as otherwise provided herein, the provisions of this Agreement, including prices, shall be effective from the Effective Date through the Expiration Date. If Products and/or Services by Purchaser after the Effective Date are provided by Vendor at a price higher than that provided by this Agreement, then Vendor shall issue refunds for all purchases of Products and/or Services, such that the net purchase price will equal that stated in this Agreement. Prices for Products and/or Services may not be increased except pursuant to a written amendment to this Agreement that has been signed by both Parties, except as otherwise expressly stated in Section 20.3 or Exhibit B.

2.8	Independent Contractor Relationship. The Parties agree that Vendor is an independent contractor and that this Agreement does not create any agency, employment, or joint venture relationship, or any right of either Party to obligate the other Party to any legal or financial obligation.

2.9	Capital Investments. Vendor assumes the full and complete risk of any capital investments Vendor makes to enable or enhance its capabilities to serve HPG and to provide Products and Services to Purchasers under this Agreement. In no event will HPG, any Participant, or any Purchaser assume any financial or other risk associated with capital investments made by Vendor as a result of or related to this Agreement.

2.10	Orders. The terms set forth in this Agreement shall apply to each order by a Purchaser, whether such order is communicated by Purchaser’s purchase order form, EDI, internet e-commerce, facsimile, orally, or any other method, or whether reference is made to this Agreement.

2.11	Multiple Product Purchasing Arrangements. The parties acknowledge that vital signs monitoring products such as pulse oximeters may be considered as Clinical Preference Products as defined in the HIGPA Code of Conduct adopted July 24, 2002.

3.0	GPO Fees, Rebates, Reporting, Prices, Payments

3.1

GPO Fees. In consideration for the administrative and other services HPG shall perform in connection with purchases of Products and Services under this Agreement by Purchasers, Vendor agrees to pay HPG GPO fees as provided in Exhibit B to this Agreement (“GPO Fees”) for all purchases of Products and Services under this Agreement, whether such purchases are made directly from Vendor or through a Distributor, or whether such purchases are made at prices other than those stated in Exhibit A. If a percentage is listed in Exhibit B for the GPO Fee, the percentage shall be applied against the net dollar volume of purchases (excluding any added freight charges) of Products and Services by Purchasers during the applicable time period (i.e., total sales less refunds and credits on returns, rebates and discounts). The payment of such GPO Fees is intended to be in compliance with the exception to the Medicare and Medicaid Anti-Kickback Statute set forth at 42 USC § 1320a-7b(b)(3)(C) and the “safe harbor” regulations set forth in 42 C.F.R. § 1001.952(j). The GPO Fees for purchases under this Agreement during each calendar quarter during the Term shall be paid by Vendor to HPG within thirty (30) days after the end of each calendar quarter. However, information on sales through distributors may be substantially delayed due to the distributors’ delay in providing timely sales information. Vendor shall provide electronic reports with each GPO Fee payment that accurately list purchases upon which GPO Fees are based by each Purchaser for the applicable quarter and any other information that may be required to enable HPG to comply with 42 C.F.R. § 1001.952(j). Electronic reports shall be in a format and have content that is mutually acceptable by HPG and Vendor.

3.2	Rebates. If any rebates are to be paid under this Agreement, Vendor agrees to pay rebates based on purchases of Products and/or Services by Purchasers in the amounts stated in Exhibit A to this Agreement. If a percentage is stated for the rebate, then the rebate shall be determined by multiplying the stated percentage against the dollar amount actually paid by the Purchaser (excluding any added taxes, duties, freight, packaging and insurance charges) for Products and Services purchased hereunder. Unless otherwise agreed in writing by Vendor and the Participant/Purchaser (in which event Vendor shall disclose the existence and amounts of such rebates to HPG), rebates shall be payable directly to HPG for payment to Participants/Purchasers, shall be based on purchases by Purchasers under this Agreement made during each calendar quarter during the Term, and shall be paid within thirty (30) days after the end of each calendar quarter. The payment of rebates is intended to be in compliance with the exception to the Medicaid and Medicare Anti-Kickback Statute set for at 42 U.S.C.A. §1320a-7b(b)(3)(A) and the “safe harbor” regulations set forth in 42 CFR §1001.952(h). For rebate payments made directly to HPG, Vendor shall provide electronic reports with each rebate payment that contain sufficient detail to permit HPG to accurately allocate the appropriate amounts to each Participant/Purchaser. For rebate payments made directly to Participants/Purchasers, Vendor shall provide electronic reports with each rebate payment that contain sufficient detail to permit the Participant/Purchaser to accurately account for the rebates on its accounting records and its cost reports under any government healthcare plan, and provide a copy of such report to HPG at the time payment is made to the Participant/Purchaser.

3.3	Vendor Reports. The Vendor reports submitted pursuant to Sections 3.1 and 3.2 shall include a listing of each Purchaser by the Purchaser “GPOID” number supplied with HPG’s list of eligible Purchasers. If Vendor uses its own customer identification number, then Vendor shall also provide the GPOID for each Purchaser. The Vendor reports shall be sent by e-mail to:

vendorbackup@healthtrustpg.com

If Vendor does not have internet access, then Vendor shall save the required reports on diskettes or compact disks and send them to HPG along with the GPO Fee and rebate payments to the address listed in Section 3.6.

3.4	Prompt Payment Acknowledgement. Vendor acknowledges that failure to promptly pay rebates and GPO Fees, or to submit accurate reports will delay HPG’s payment and/or reporting of rebates and/or GPO Fees to Participants and Purchasers, thereby potentially causing Participants and Purchasers to be unable to accurately complete cost reports required under United States government reimbursed healthcare programs.

3.5	Payment Terms and Late Fees. HPG shall have the right to charge, and Vendor agrees to pay, a late fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any GPO Fees, rebates, or other fees not paid by Vendor in accordance with the payment terms stated herein or, if not otherwise stated herein, within thirty (30) days from receipt of an invoice therefor and that remain unpaid for ten (10) days after HPG provides written notice of delinquency. Timely payment without the required reports shall be considered as non-payment until reports meeting the above requirements have been delivered to HPG.

3.6	Addresses for Payments. GPO Fees and Rebates shall be sent to HPG as follows:

For delivery of checks that require proof of delivery:

HealthTrust Purchasing Group c/o Wachovia Bank Attn: Wholesale Lockbox- P. O. Box 751576 Building 2C2-NC0802 1525 West WT Harris Blvd Charlotte, NC 28262 Telephone No.: 704-590-5382

For wire payments:	HealthTrust Purchasing Group c/o Wachovia Bank ABA #053000219 Account #2079900143067 Charlotte, NC 28275-1576

For all other mail deliveries:	HPG C/O Wachovia Bank Account Number: 2079900143067 P.O. Box 751576 Charlotte, NC 28275-1576

3.7	Electronic Reports. In addition to the Product pricing listed in Exhibit A to this Agreement, on or prior to the Effective Date, Vendor agrees to provide HPG with an electronic copy of Exhibit A that conforms to standards mutually acceptable by HPG and Vendor.

4.0	EDI and E-Commerce

4.1	Transmission of Orders. Order placement, order confirmation, change orders and invoices for Products and Services obtained pursuant to this Agreement shall be sent by use of EDI or by internet based e-commerce system, except where Vendor or a Purchaser does not have the capability to use either method, or as otherwise authorized pursuant to Exhibit B.

4.2

GHX. Vendor acknowledges that: (a) HPG has entered into an arrangement with Global Health Exchange, LLC (“GHX”) for GHX to provide to HPG and Participants internet-based e-commerce services associated with the ordering of products and services; (b) many Participants will transition from EDI ordering systems to the GHX internet-based electronic marketplace system for order placement and confirmation; (c) Vendor will reasonably cooperate with HPG and GHX in facilitating efficient transactions with Participants and Purchasers, and if applicable, any Distributor, through the GHX e-commerce system; and (d) if it has not already done so, Vendor will use commercially reasonable efforts to enter into an agreement with GHX on mutually agreed terms, which will permit Products and Services to be obtained by Purchasers using the GHX internet-based e-commerce system. Vendor acknowledges that Vendor will not have access to the GHX internet-based e-commerce system unless it negotiates a user agreement with GHX.

4.3	Transaction Data. Vendor and HPG acknowledge and agree that, as to any transactions for Product and/or Services through the GHX e-commerce system, Vendor and the applicable Purchaser shall own all transaction data, but that HPG shall have the right to have access to such transaction data for performance of its group purchasing functions.

5.0	Price Warranty

5.1	Comparable Customers. Vendor represents and warrants that the prices charged for the Products and/or Services purchased hereunder, net of all discounts and rebates, do not exceed Vendor’s net prices for the particular Products and/or Services charged to others who are the same class of customer as are Purchasers and who purchase under substantially similar contract terms and purchase volume commitments.

5.2	Price Decreases. If Vendor offers any price decreases for Products and/or Services to a substantial number of its customers during the Term, Vendor agrees to notify HPG of such price decreases and make such decreases available to similarly situated Purchasers immediately and in like amounts.

6.0	State Sales or Use Taxes

6.1	Tax Collection. Vendor shall be registered in all taxing jurisdictions where it is legally required to register. Any federal, state, or local sales, use, excise, or other similar tax imposed on Vendor by virtue of this Agreement or the Products and/or Services provided by Vendor hereunder, or any such taxes imposed on Purchaser, shall be collected from Purchaser by Vendor, and paid to the appropriate taxing jurisdiction by Vendor. Each invoice to Purchaser shall clearly and separately state the amount of such tax. Vendor shall promptly refund to Purchasers in cash, any over-charges of taxes collected by Vendor from Purchasers.

6.2	Tax Reconciliation. Upon request, Vendor shall provide reasonable assistance to HPG and each Purchaser to provide data and information in Vendor’s possession to assist Purchaser’s reconciliation of its item files to Vendor’s files with regard to tax rates and taxability of Products and/or Services, including the provision of the following information to the extent Vendor tracks and has actual knowledge of such information:

(1)	Is the product or package labeled in a manner that indicates it’s available only with a physician’s prescription (i.e., is it a federal legend item)?

(2)	Is the item a kit, pack, or tray? If yes, list all items contained in the kit, pack, or tray and each item’s approximate percentage of costs.

(3)	Is the product for single patient use?

(4)	Does the product carry a National Drug Code (“NDC”) label or serve as a generic equivalent for a product carrying an NDC label?

(5)	Is the product medicated? If yes, what is the primary active ingredient?

6.3	Tax Information. Vendor shall furnish to HPG and each Purchaser, upon request, a copy of Vendor’s registration certificate and number within each taxing jurisdiction prior to collecting such sales or use taxes. If a purchase is tax-exempt, such Purchaser shall, prior to purchase, furnish Vendor with any documents necessary to demonstrate its tax-exempt status. Vendor shall also provide to each Purchaser, upon request, Vendor’s Federal Tax Identification number.

7.0	Vendor Delivery Performance; Customer Service

7.1	Delivery Performance Warranty. Vendor represents and warrants to HPG and Purchasers that it shall make commercially reasonable efforts to maintain in inventory at appropriate locations sufficient quantities of each Product and shall both choose a transportation mode and carrier and provide said carrier with appropriate instructions to ensure that any Purchaser ordering Products will receive delivery within seven (7) business days after the date the order is received by Vendor (except for build-to-order products) unless a different delivery schedule is stated in Exhibit A or B, in which case the stated delivery schedule time period in Exhibit A or B shall apply to this warranty. This delivery performance warranty shall become effective with respect to each such Product thirty (30) calendar days from the Effective Date of this Agreement, if such Product is listed in Exhibit A, or from the date such Product is later added to Exhibit A of this Agreement.

7.2	Delivery Failures. If Vendor anticipates that it will not be able to deliver any particular Product ordered by any Purchaser within the later of (i) seven (7) business days following either the date of receipt of the order (or within the delivery schedule of Exhibit A or B, if applicable); or (ii) the date of delivery stated in the order, Vendor shall immediately notify the Purchaser and work with the Purchaser to resolve the supply issue to Purchaser’s satisfaction. This resolution may include assistance in the identification and location of an acceptable substitute at the same or lower pricing as the unavailable Product. Vendor shall be responsible for paying additional costs for any expedited shipment of Products required to meet the delivery obligations stated in this Agreement. However, Purchaser shall be required to pay any additional freight charges for any shipment where Purchaser requests a delivery period shorter than that stated in this Agreement. Payment of such additional shipping charges shall be in accordance with the freight payment terms of Exhibit B.

7.3	Remedies for Delivery Failures. If Vendor is unable to ship Product or provide Services within the time periods specified in this Agreement or applicable order, Purchaser shall have the right to either cancel the order, in whole or part, to accept alternative delivery dates, or to order a replacement from another source, in addition to any other rights of Purchaser arising under this Agreement or by law. If Vendor backorders Products for any order or portion thereof which it is unable to ship for delivery within the required time period, Vendor shall notify the Purchaser and Purchaser the option of canceling the order with respect to the backordered Products.

7.4	Intentionally Omitted.

7.5	No Breach of Award. Neither Purchaser nor HPG shall be deemed to be in breach of any Sole Source Award or Dual Source Award terms of this Agreement (if any) as a result of the purchase of replacements for Product that Vendor is unable to provide as required by the terms of this Agreement.

7.6	Vendor Support. Vendor shall provide customer service support staff for receipt of telephone calls, e-mails and facsimiles from Purchasers and HPG for the purpose of resolving issues related to transactions under this Agreement. Vendor’s service representatives shall be available between 6:00 A.M. and 5:00 P.M. Pacific time, Monday through Friday, except for holidays.

8.0	Shipment, Risk of Loss, Freight Charges

8.1	Shipment Terms. Freight/shipping charges, including insurance for the full value of Product shipped, are not included in the Product price and shall be “prepaid” by Vendor and added to the invoice as a separate line item that is identified as either “freight” or “shipping” and “insurance” charges. Freight charges shall be for the net charge by the carrier and shall not include any up-charges.

8.2	Packaging. Vendor assumes all responsibility for proper packaging of Products for safe shipment to Purchaser, in accordance with both the packing and shipping regulations of the transportation service provider, and also, if applicable, the packaging, marking, labeling and shipping paper requirements of the United States Department of Transportation’s Hazardous Material Regulations.

8.3	Risk of Loss. Products shall be shipped on an F.O.B. origin basis, with title and risk of loss or damage passing to the ordering Purchaser upon Vendor’s delivery of the Products to the carrier. In the event of a damaged, lost or missing shipment, Vendor shall, at Purchaser’s request and discretion, and at no cost to the Purchaser, submit a claim on behalf of the Purchaser with the carrier, and ensure the claim is resolved to Purchaser’s reasonable satisfaction.

8.4	Shipping and Handling. Except as set forth in Exhibit B, no “Handling” or “Shipping and Handling” charges shall be added to any invoice, and Purchasers shall have no obligation to pay “Handling” or “Shipping and Handling” charges for purchases under this Agreement.

8.5	Intentionally Omitted.

9.0	Warranties and Disclaimer of Liability

9.1	Product Warranties. Vendor represents and warrants to HPG and Purchasers that the Products when delivered:

9.1.1	are new and not used, remanufactured or reconditioned (unless specified in the order);

9.1.2	intentionally omitted.

9.1.3	are warranted to perform as set forth in Exhibit B;

9.1.4	do not contain latex, mercury, polyvinyl chloride (PVC), 2 di-ethyl hexyl phthalate (DEHP) or any other chemical or component that has been determined to be a health and/or environmental hazard; except as noted below: (1) certain Masimo monitors, including but not limited to the Radical and Radical 7 monitors, contain a sealed mercury switch, and (2) many Vendor Products have PVC components that may contain DEHP as a plasticizer.

9.1.5	conform to or exceed applicable United States government approved grading applicable at time of shipment to Purchaser;

9.1.6	and any Services provided, conform to or exceed the requirements of all applicable industry standards and federal, state and local laws, regulations and ordinances, including Federal Drug Administration (“FDA”) rules, regulations, guidelines and required approvals, requirements imposed by the Joint Commission (“JC”) and Medicare/Medicaid conditions of participation, and any amendments thereto; and that Products will not display or print out any information that contains any abbreviations prohibited by JC standards;

9.1.7	if the Products are electrically powered, each Product is provided with a heavy-duty grade power cord that meets the requirements of UL-544, UL 60601-1, or NFPA 99 § 8-4.1 (and subsets) or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; the adapters and extension cords, if needed, for the use of this Product, meet the requirements of NFPA 99 § 8-4.1.2.5 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; and to the extent other requirements of NFPA apply to any Product, whether or not specifically referenced in this Agreement, Products will comply with such applicable NFPA standards;

9.1.8	carry a safety mark, if required by the Occupational Safety and Health Administration (“OSHA”), from a National Recognized Testing Laboratory (“NRTL”) for use of electrical equipment in a public facility (as specified in the OSHA 29 CFR Standards, Part 1910, Subpart S-Electrical, Sec 1910.399.);

9.1.9	are listed with Underwriters Laboratory (“UL”) or a nationally recognized testing laboratory as suitable for use in a healthcare facility, if such listing is available for Products; if Products include medical electrical equipment, Products shall meet or exceed the requirements of either UL-544 or UL 60601-1Medical Electrical Equipment, Part 1: General Requirements for Safety, as amended or superseded, or the then most current UL, National Fire Protection Association (“NFPA”) 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices;

9.1.10	if the Products are electrically powered, each Product is provided with a heavy-duty grade power cord that meets the requirements of UL-544, UL 60601-1, or NFPA 99 § 8-4.1 (and subsets) or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; the adapters and extension cords, if needed, for the use of this Product, meet the requirements of NFPA 99 § 8-4.1.2.5 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; and to the extent other requirements of NFPA apply to any Product, whether or not specifically referenced in this Agreement, Products will comply with such applicable NFPA standards;

9.1.11	to the extent applicable, meet the requirements of NFPA 99 for Health Care Facilities, Chapter 8 or UL 544 or UL 2601-1 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices, with maximum leakage current not to exceed the values set forth in NFPA 99 § 7-5.1.3 or 7-5.2 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices, as applicable. (Actual leakage current test values for Products shall be furnished by Vendor at the request of HPG or any Purchaser);

9.1.12	if the Products are equipment intended for use in an operating room environment or other location with anesthetizing equipment, each Product is labeled in accordance with NFPA 99 § 9-2.1.8.3 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; each Product label shall indicate whether it is suitable for use in anesthetizing locations under the requirements of NFPA 70 § 13-4.1 and 99 §7-5.1 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; if Product is intended to be used in locations where flammable anesthetics are used, the Product shall be marked in accordance with NFPA 70 § Article 505-9 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices. References to UL or NFPA code sections in this Section 9.1 shall also be deemed to apply to any amendments or superseding sections thereto;

9.1.13	if the Products are equipment, each Product is shipped with an operator or user manual which includes:

9.1.13.1	Illustrations that show locations of controls.

9.1.13.2	Explanation of the function of each control.

9.1.13.3	Illustrations of proper connection to the patient and other equipment.

9.1.13.4	Step-by-step procedure for proper use of appliance.

9.1.13.5	Safety precautions (or considerations) in application and in servicing.

9.1.13.6	Effects of probable malfunctions on patient and employee safety.

9.1.13.7	Difficulties that might be encountered, and care to be taken if the Product is used on a patient at the same time as other electric devices.

9.1.13.8	Circuit diagrams for the particular Product shipped.

9.1.13.9	Functional description of the circuits in Product.

9.1.13.10	Power requirements, heat dissipation, weight, dimensions, output current, output voltage and other pertinent data for the Product.

9.1.13.11	All other warnings and instructions necessary to operate the equipment safely, effectively, and efficiently.

9.1.14	if the Products are equipment, each Product contains:

9.1.14.1	Certification that it meets medical device labeling requirements under the applicable FDA regulation.

9.1.14.2	Condensed operating instructions clearly and permanently displayed on the Product itself.

9.1.14.3	Nameplates, warning signs, condensed operating instructions, labels, etc. that are legible and will remain so for the expected life of the Product under the usual stringent hospital service cleaning conditions.

9.1.14.4	Labeling in compliance with the medical device labeling requirements under the applicable FDA rules, regulations, and guidelines.

9.1.14.5	Labeling that provides all other warnings and instructions necessary to operate the equipment safely, effectively, and efficiently.

9.2	Product Failures. If any Product purchased hereunder fails to function in accordance with the express warranties stated herein within the warranty period stated in Exhibit B, then Vendor shall promptly repair or replace, at Purchaser’s option, the Product at no additional cost to Purchaser. The terms and conditions of any warranty provided by Vendor hereunder, including the length of the warranty, shall not reduce or eliminate any remedy available to Purchasers under Section 9.7 concerning any recall or provided by any federal, state, or local agency.

9.3	Good Title. Vendor further represents and warrants to HPG and Purchasers that Vendor has good title to the Products supplied and that the Products are free and clear from all liens and encumbrances, and Purchasers shall quietly and peacefully possess the Products without interruption or disturbance by a third party.

9.4	Non-Infringement. Vendor has no knowledge that the Products and the possession and the use thereof by Purchaser in the manner intended by Vendor infringe or misappropriate the patent, trade secret, trademark, copyrights or other intellectual property rights of any third party. To the extent Purchaser’s purchase, possession and/or use of any Products is covered by any intellectual property rights owned by Vendor or any Affiliates of Vendor, provided Purchaser has paid the purchase price for Products, Vendor hereby expressly grants Purchaser a non-exclusive, perpetual, irrevocable license under such intellectual property rights to possess and use the Products in the manner described in Vendor’s Product documentation.

9.5	Services. If Vendor is required to provide any Services under this Agreement, Vendor expressly represents and warrants to HPG and Purchasers that such Services shall be performed timely, in a workman-like manner, consistent with industry standards; in compliance with all applicable federal, state and local laws and regulations; and otherwise in conformance with any standards provided in any exhibit to this Agreement. Vendor shall obtain at its own cost any and all necessary consents, licenses, approvals, and permits required for the provision of Services. Vendor represents and warrants that any of its representatives routinely visiting the premises of any Purchaser shall comply with such Purchaser’s credentialing and other policies, as applicable, provided that Purchaser shall obtain the consent of such representatives for any testing or background checks.

9.6	Beneficiaries; Survival. The express representations and warranties provided in this Agreement, together with any additional representations and/or warranties of Vendor, shall run to HPG, Purchaser and their successors and permitted assigns and shall survive the termination or expiration of this Agreement. Vendor acknowledges and agrees that HPG would not execute this Agreement and Purchasers would not purchase Products and/or Services but for the representations and warranties set forth in this Agreement.

9.7	Recalls. In the event any Product or any of its components will be or are subject to recall, as that term is defined under 21 C.F.R. Part 7 (“Recall”), or subject to an FDA-initiated court action for removing or correcting violative, distributed products or components (“FDA-initiated court action”), Vendor shall promptly notify Purchasers and HPG. Notices to HPG shall be sent by e-mail to:

vendorrecall@healthtrustpg.com, and the parties shall cooperate to the extent reasonably necessary to conduct such recall in accordance with the policy and procedure established by the Vendor to address the recall. Vendor’s liability for a Product recall shall be limited to, at Vendor’s sole discretion and in full compliance with FDA requirements, the repair or replacement of the part that causes the recall, or the return of the purchase price. Vendor shall be responsible for the cost it incurs for repairing and/or replacing the Product affected by the recall and for the payment of all freight or shipping charges involved with such recall. This paragraph is not intended to further limit Masimo’s liability for product failures as set forth elsewhere in this Agreement, including the warranty set forth in Exhibit B and the indemnification obligations set forth in Section 11.

9.8	To the extent such Recall precludes Vendor from supplying any Products or Services under this Agreement, any Purchaser compliance requirements or purchase requirements under this Agreement or any facility agreement between any Purchaser and Vendor related to such Products shall not be effective for as long as Vendor is unable to supply such Products. In the event any Product pricing is dependent upon a Purchaser meeting compliance or purchase requirements for designated Products, a Purchaser’s pricing will not change for failure to meet the compliance or purchase requirements during the time period when Vendor is unable to provide said designated Products. Disaster Recovery Plan. Vendor represents and warrants to HPG and Purchasers that it has and shall maintain a disaster recovery plan to ensure delivery of Products upon the occurrence of any event or circumstance beyond Vendor’s reasonable control, including without limitation acts of God, war or terrorist attack, riot, strike, labor disturbance, fire, explosion or flood at its primary manufacturing and distribution locations, and agrees to review such plan with HPG upon request.

9.9	Documentation. Upon request, Vendor will supply HPG and Purchasers with written documentation, including certifications, operators manuals, safety marks, and the like for Products, prior to a purchase or installation.

9.10	Safety Performance Testing Data. Upon request, Vendor will provide to HPG and Purchasers the safety performance testing data it submitted to the FDA before a Product is purchased and documents demonstrating compliance with IEC 60601-1 + United States deviations (UL2601-1/UL6061-1)

9.11	Limitations; Mitigation. Except as is otherwise provided herein and except as may arise from a Party’s or any Purchaser’s GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF SECTION 12 (“CONFIDENTIALITY”) OR OBLIGATIONS PURSUANT TO SECTION 11.1 (“INDEMNITY”), NEITHER PARTY NOR ANY PURCHASER SHALL BE LIABLE TO THE OTHER FOR THE OTHER’S SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ANY COSTS AND EXPENSES INCURRED BY HPG AND ANY PURCHASERS OR BY VENDOR TO MITIGATE OR LESSEN ANY DAMAGES OR HARM CAUSED BY ANY FAILURE OF PRODUCTS OR SERVICES TO COMPLY WITH THE WARRANTIES REFERENCED IN THIS AGREEMENT SHALL BE CONSIDERED DIRECT DAMAGES.

10.0	Inspection

All Products shall be subject to inspection and acceptance for up to ten (10) days after receipt by Purchaser, (the “Acceptance Period”) to confirm that such Product, as delivered, performs in material compliance with its published specifications. Any Products which do not comply with Purchaser’s purchase order; in any way fail to comply with the warranties provided under this Agreement; or are defective in any way at any time prior to the end of the applicable

Acceptance Period, may be rejected by Purchaser on written notice to Vendor irrespective of date of payment therefor. If Vendor has not received such notice within the Acceptance Period, the Equipment is deemed accepted upon expiration of the Acceptance Period. Purchaser may hold any Product rejected for reasons described herein pending Vendor’s instructions, or Purchaser, by mutual agreement with Vendor, may return such Products to Vendor at Vendor’s expense, F.O.B. Origin, Freight Collect.

11.0	Indemnity

11.1	Bodily Injury. Vendor will defend, indemnify and hold HPG and Purchasers harmless against any and all liability, loss, damages, costs or expenses (including reasonable attorney’s fees) that HPG and/or Purchaser may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Products, to the extent that such injury, illness or death resulted from (i) Vendor’s design or manufacture of Products or (ii) failure of any Product to materially comply with its published specification. “Product(s)” includes all those listed on Exhibit A, including any Sensors and Equipment provided to Purchaser under this Agreement, including without limitation third party monitors that contain Vendor SET or Rainbow SET technology under license from Vendor (“OEM Monitors”).

11.2	Infringement. Vendor will defend, indemnify and hold HPG and Purchasers harmless against infringement or alleged infringement directly resulting from Products furnished under this Agreement as well as the use thereof in the manner specified by Vendor, of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party. In the event of such claim, Vendor shall, at its sole discretion, either (i) modify the particular Product to make it non-infringing, (ii) obtain a license to allow the continued use of the Product, or (iii) terminate this Agreement, and take possession of and refund all fees paid for the infringing Products.

11.3

Exclusions. As conditions for indemnification, HPG and Purchasers shall (i) promptly notify Vendor of any claims for indemnity under this Section 11, (ii) give Vendor an adequate opportunity to defend, including complete control of such defense, and (iii) provide reasonable assistance to Vendor, at Vendor’s expense and request, in connection with the defense and settlement of any such claim. Vendor shall have no liability for settlements made without Vendor’s express written consent. Should HPG or Purchaser desire to have its own counsel participate in any such action, provided Vendor has undertaken the defense of such action, the cost of such counsel shall be exclusively HPG’s or Purchaser’s. Notwithstanding the above, Vendor shall not be liable for any infringement of intellectual property rights of third parties or for any liability, loss, damages, costs or expenses which Purchaser may incur as a result of any injury, illness or death resulting from (a) alterations or modifications to the Products made by Purchaser or third parties at Purchaser’s request and without the written approval of a Vendor executive vice president or chief executive officer, (b) electrical/electronics, software/firmware, sensors, or product interface not furnished by Vendor, (c) combination of the Products with other apparatus or technology not furnished by Vendor, (d) use of Products in combination with products or components not supplied by Vendor, (e) use of Products expressly prohibited under this Agreement (if any), or (f)

for any claims not related directly to the Products. The preceding Vendor indemnification obligations apply to claims arising out of Vendor SET or Rainbow SET technology contained in OEM Monitors or the combination of such technology with Vendor Sensors and Equipment.

11.4	If Vendor fails to assume its obligation to defend an HPG Indemnitee, then an HPG Indemnitee may do so to protect its interest and seek reimbursement from Vendor.

11.5	Reimbursement of Costs for Third Party Litigation. With respect to any litigation when HPG is not a party thereto, in the event any subpoena or other legally binding request on HPG is served by or on behalf of Vendor or any Affiliates of Vendor, requesting copies of documents maintained by HPG, Vendor agrees to reimburse HPG for its out-of-pocket costs associated with compliance with such requests. With respect to any litigation when Vendor is not a party thereto, in the event any subpoena or other legally binding request on Vendor is served by or on behalf of HPG, a Purchaser or any Affiliates thereof requesting copies of documents maintained by Vendor, such litigant agrees to reimburse Vendor for its out-of-pocket costs associated with compliance with such requests.

12.0	Confidentiality; Software License & Use Restrictions.

12.1	Confidentiality Obligations. During the Term and surviving its expiration or termination, the Party receiving confidential information (“Recipient”) will regard and preserve as confidential and not disclose publicly or to any third party all information related to the business of the other Party (“Discloser”), Purchasers and their Affiliates, clients and patients that may be obtained as the result of performance under this Agreement. Each Party agrees to hold the terms of this Agreement in confidence in accordance with the terms of this Agreement. Vendor agrees that the list of eligible Purchasers, the terms of this Agreement, including the sales volumes of Products and Services, in the aggregate or by Purchaser, shall also be held in confidence and not disclosed publicly. HPG shall hold in confidence as Vendor’s confidential information all pricing for Products and Services, except HPG may disclose pricing to its Participants in confidence on a need to know basis in connection with the performance of this Agreement. Subject to the requirements of Section 12.3 HIPAA Requirements below and any applicable law or regulation, the confidentiality obligations of this Section 12.1 do not apply to: (a) information that is publicly known prior to the disclosure or becomes publicly known through no wrongful act of the Recipient; (b) information that was in lawful possession of the Recipient prior to the disclosure and was not received as a result of any breach of confidentiality with respect to the Discloser, Purchaser or their Affiliates; (c) information that was independently developed by Recipient outside the scope of this Agreement; (d) information which Recipient is required to disclose by law, court order or regulatory agency request; or (e) information that must be disclosed to third parties in confidence for performance under this Agreement. In the event of a request for disclosure falling under part (d) above, immediate notice of such request shall be provided to the Discloser in order to provide an opportunity to oppose such request for disclosure.

12.2	Exclusions. HPG shall have the right to use Vendor pricing information on Products and Services for HPG’s internal analyses and for creating pricing evaluations for disclosure to potential Participants pursuant to a confidentiality agreement. HPG shall also have the right to disclose such information to third parties for performance of such analysis pursuant to a confidentiality agreement. HPG shall have the right to disclose the terms of this Agreement to Participants and to also provide copies of this Agreement to potential purchasers of any Purchaser or Participant, provided such disclosure is made pursuant to the terms of a confidentiality agreement. HPG and Purchasers shall have the right to provide Product and Service pricing information in confidence to third party e-commerce companies which process orders between Purchasers and Vendor

12.3	HIPAA Requirements. Vendor acknowledges that many Purchasers are “covered entities” as that term is defined at 45 C.F.R. § 160.103. Vendor agrees to comply with the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d et seq. (“HIPAA”) and any current and future regulations promulgated thereunder including without limitation the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy Regulations”), the federal security standards contained in 45 C.F.R. Parts 160, 162 and 164 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162 (the “Federal Electronic Transaction Regulations”), all as amended from time to time and collectively referred to herein as the “HIPAA Requirements”. Vendor agrees not to use or further disclose any Protected Health Information (as defined in the Federal Privacy Regulations) or EPHI (as defined in the Federal Security Regulations) other than as permitted by the HIPAA Requirements and the terms of this Agreement. Vendor will make its internal practices, books, and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services (“HHS”) to the extent required for determining Purchaser’s compliance with the HIPAA Requirements.

12.4	Software License Grant. The Products contain Vendor proprietary software (the “Software”), trade secrets and other proprietary information (collectively, “Intellectual Property”). Vendor grants to Purchaser a non-exclusive, non-transferable, perpetual license to use the Software and Intellectual Property in connection with its use of the Products. This Agreement does not constitute a sale of the Software or any Intellectual Property. The Purchaser may not reverse engineer, copy, modify, loan, rent, lease, assign, transfer, or sub-license the Software or Intellectual Property without Vendor’s prior written consent, which may be withheld at Vendor’s sole discretion; any attempt to do so will render the license null and void and the right to use the Software and Intellectual Property invalid.

12.5	Limited Use of Equipment. […***…]. HPG shall advise

*Confidential Treatment Requested

Purchasers that the monitors are not intended to be used by anyone other than the Purchaser’s qualified and trained personnel or third party maintenance personnel trained by Vendor (or trained in accordance with Vendor’s maintenance processes in the case where Vendor trains the trainer for the third party service provider). Except as is described in the applicable user documentation or pursuant to Vendor’s maintenance training, the Purchaser may not modify or connect other monitors to the Vendor monitors, including software, hardware and related instruments without Vendor’s prior written authorization, which authorization may be withheld at Vendor’s sole discretion. The Parties acknowledge that the monitors, Software, sensors and related disposable accessories are intended for use for processes, procedures, experiments or any other uses for which are cleared for use by the Food and Drug Administration (FDA).

13.0	Publicity

Vendor shall have the right to issue a press release within thirty (30) days after the Effective Date announcing the execution of this Agreement, subject to obtaining HPG’s prior written approval on the text of such release, which shall not be unreasonably withheld. Except as stated above, no advertisement, solicitation, or public announcement of the existence of this Agreement or the relationship created hereby may be made by Vendor, unless Vendor is required by law to do so. In such event, the text of any proposed announcements should be first submitted in writing to: Vice-President, National Agreements, HealthTrust Purchasing Group, 155 Franklin Road, Suite 400, Brentwood, TN 37027. Any violation of this provision shall be considered a material breach of this Agreement, conferring on HPG the right to terminate this Agreement immediately without any right of Vendor to cure such breach.

14.0	Insurance

During the Term, Vendor shall maintain at its own expense commercial general liability insurance for bodily injury, death and property loss and damage (including coverages for product liability, completed operations, contractual liability and personal injury liability) covering Vendor for claims, lawsuits or damages arising out of its performance under this Agreement, and any negligent or otherwise wrongful acts or omissions by Vendor or any employee or agent of Vendor, with HPG and Purchasers listed as additional insureds. All such policies of insurance may be provided on either an occurrence or claims-made basis, and shall provide limits of liability in the minimum amount of five million dollars ($5,000,000) per claimant (“claimant” is defined as the injured person, his/her spouse, and children, if any) with an annual aggregate of ten million dollars ($10,000,000). If such coverage is provided on a claims-made basis, such insurance shall continue throughout the Term and for a period of at least five (5) years thereafter, and upon the earlier expiration or cancellation of the insurance, Vendor shall purchase or arrange for the purchase of either an unlimited reporting endorsement (“Tail” Coverage) or “Prior Acts” coverage from the subsequent insurer, with a retroactive date on or prior to the Effective Date of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement. Vendor shall also maintain Automobile Liability insurance with limits of two million dollars ($2,000,000) per accident, Worker’s Compensation with statutory limits as applicable and Employer’s Liability insurance with limits of one million dollars ($1,000,000). Upon HPG’s request, Vendor, or Vendor’s agent, shall provide HPG with a copy of all such policies and/or certificates of insurance satisfactory to HPG, evidencing the existence of all coverage required hereunder. Vendor shall require its insurance carriers or agents to provide HPG, and Vendor shall also provide HPG, with not less than thirty (30) days prior written notice in the event of a change in the liability policies of Vendor (ten (10) days if any such policy is cancelled for failure to pay renewal premiums).

15.0	Order Cancellation

Purchaser may cancel any order arising out of this Agreement in whole or in part, without liability, if (i) Products have not been shipped as of the date of Vendor’s receipt of notice of cancellation (and, in the case of build-to-order products, production has not yet begun) ; (ii) Product deliveries are not made at the time and in the quantities specified; (iii) Products (or the possession and use thereof) infringe or misappropriate, or are alleged to infringe or misappropriate any patent, trademark, copyright, trade secret or other intellectual property right; or (iv) the ordered Products (or the possession and use thereof) fail to comply with the terms of this Agreement or with any applicable law or regulation. Also, Purchaser may immediately cancel any order where the Vendor is in breach of the Warranty of Non-exclusion, as set forth in Section 17.7. To cancel, Purchaser shall give notice to the Vendor in writing, and to the extent specified therein, Vendor shall immediately terminate deliveries under the order.

16.0	Termination of Agreement

16.1	Termination with Cause. Vendor and HPG shall each have the right to terminate this Agreement in its entirety or with respect to certain Products or Services, in the event of a material breach of the terms hereof by the other Party which is not cured within thirty (30) calendar days following receipt of written notice thereof specifying the breach.

16.2	Termination without Cause. HPG shall have the right to terminate this Agreement in its entirety or with respect to certain Products or Services without cause by providing at least sixty (60) days written prior notice, without any liability to Vendor for such termination.

16.3	Termination for Tying Arrangements. Vendor may terminate this Agreement for convenience on sixty (60) days notice if HPG enters into an agreement with any other HPG contracted supplier that amounts to being a Tying Arrangement. In such event, termination of this Agreement by Vendor shall be its sole remedy and HPG shall not be deemed to have breached this Agreement. As used in this paragraph, a “Tying Arrangement” shall be defined as any discount program in which the Purchaser receives additional discounts or rebates in its purchase of unrelated products or services in return for its purchase of vital signs monitoring products from a particular supplier.

16.4	Remedies. Subject to the provisions of Section 16.7, any termination by either Party, whether for default or otherwise, shall be without prejudice to any claims for damages or other rights against the other Party, or between Vendor and any Purchasers, that preceded termination. No specific remedy set forth in this Agreement shall be in lieu of any other remedy to which a Party or any Purchaser may be entitled pursuant to this Agreement or otherwise at law or equity.

16.5	Change of Control. HPG shall also have the right to terminate this Agreement in its entirety or with respect to certain Products or Services, upon sixty (60) days prior written notice upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of Vendor or its ultimate parent or any permitted assignee (upon assignment to such assignee) or in the event that more than forty-nine percent (49%) of the ownership interest of Vendor, its ultimate parent or any such permitted assignee is transferred to an independent third party entity.

16.6	Inventory Upon Termination. With respect to any Products that are available through a Distributor, upon termination or expiration of this Agreement, Vendor agrees that it will, within thirty (30) days following termination or expiration, purchase from the Distributor the Products remaining in Distributor’s inventory as of the effective date of termination or expiration, provided such inventory is new in its original box and the date of shipment to Distributor is less than 90 days before the effective date of termination or expiration. Such remaining product shall be shipped back to Vendor at Distributor’s expense.

16.7	Termination of Sole / Dual Source Status. Upon fifteen (15) calendar days notice, HPG shall have the right to convert any Sole or Dual Source designation for any Product in this Agreement to an “Optional/Preferred Source” designation, with no change in pricing from the Sole or Dual Source pricing, if Vendor fails to maintain at least a ninety-five percent (95%) fill rate for all purchases of such Product by all of the Purchasers. “Fill rate” as used herein shall be described as the average of the individual fill rates for all orders of the Product by all Purchasers during any calendar month based upon the ratio of total units ordered for such Product divided into the total units delivered within the delivery schedule requirements of Section 7 of this Agreement.

16.8	Survival of Terms. Sections 3.1 (GPO Fees) and 3.2 (Rebates) (to the extent any amounts are outstanding at the expiration or termination of this Agreement), 9 (Warranties), 11 (Indemnity), 12 (Confidentiality), 14 (Insurance), 16.8 (Survival), 17 (Books, Records and Compliance), 25 (Controlling Law), 26 (Legal Fees), and 29 (Notices), and any terms in this Agreement which by their nature must survive after the Term to give their intended effect shall be deemed to survive termination or expiration of this Agreement.

17.0	Books, Records and Compliance Requirements

17.1	Access to Vendor Records.

17.1.1	To the extent the requirements of 42 CFR 420.300 et seq. are applicable to the transactions contemplated by this Agreement, Vendor agrees to make available to the Secretary of HHS, the Comptroller General of the Government Accountability Office (“GAO”) and their authorized representatives, all contracts, books, documents and records relating to the nature and extent of charges hereunder until the expiration of six (6) years after Products and Services are furnished under this Agreement if Products or Services are of the type reimbursable under Medicare or any other government healthcare program.

17.1.2	If Vendor subcontracts with an organization “related” to Vendor to fulfill Vendor’s obligations under this Agreement and if said subcontract is worth Ten Thousand Dollars ($10,000) or more over a consecutive twelve (12) month period, the subcontract will also contain clauses substantially identical to the paragraphs in this Section 17 which permit access by HPG, the HHS, GAO and their representatives to the “related” organization’s books and records.

17.2	Discount Laws and Regulations.

17.2.1	Vendor agrees to comply at all times with the regulations issued by the Department of HHS published at 42 CFR 1001, and which relate to Vendor’s obligation to report and disclose discounts, rebates and other price reductions to HPG and Purchasers for Products and/or Services purchased under this Agreement. Where a discount or other reduction in price of the Products is applicable, the Parties also intend to comply with the requirements of 42 U.S.C. §1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth at 42 C.F.R. §1001.952(h).

17.2.2	The Parties acknowledge that Vendor will satisfy any and all requirements imposed on sellers by these laws and regulations and Purchasers will satisfy any and all applicable requirements imposed on buyers by these regulations.

17.2.3	Intentionally Omitted.

17.2.4	Intentionally Omitted.

17.2.5	When Vendor sends Purchasers an invoice listing charges that include a capital cost component (e.g., equipment that must be either capitalized or reported as lease expense) and an operating cost component (e.g., services and/or supplies), Vendor shall, as part of the Facility Agreement that includes a capital cost component and an operating cost component, separately list the prices, shipping fees and taxes applicable to equipment, supplies and services. The price for all capital component items must be reported on the invoice at the net price, with no discount or rebate to be received separately or at a later point in time.

17.3	Government Contractor Requirements. HPG is not a federal government contractor; however, some of the Purchasers that will purchase from Vendor under this Agreement may be federal government contractors or subcontractors. Vendor acknowledges that purchase orders by any such entities incorporate the contract clauses regarding equal employment opportunity and affirmative action contained in 41 CFR 60-1.4 (Executive Order 11246), 41 CFR 60-250.4 (Vietnam Era Veterans Readjustment and Assistance Act), and 41 CFR 60-741.5 (Rehabilitation Act).

17.4

Audit Rights. HPG shall have the right, during normal business hours and with reasonable advance notice, to review Vendor’s books, documents and records (whether in hard copy, electronic or other form) that reasonably pertain directly to the accounts of HPG, Participants, Purchasers, and their Affiliates, their compliance with the terms of this Agreement, the amounts payable to Vendor under this Agreement, and the GPO Fees and rebates payable by Vendor for the Products and Services provided by Vendor hereunder. HPG may conduct no more than one such audit in any 12 month period. The audit shall be conducted by employees of HPG or its Affiliates (including contract employees) or by an external auditing firm selected by HPG and approved by Vendor which approval shall not be unreasonably withheld. The auditors shall not use or disclose (either externally or within HPG), any audit materials provided by Vendor hereunder except as needed for purposes of the audit. All such auditors shall sign Vendor’s confidentiality agreement before accessing confidential information, which agreement shall have terms comparable to those in this paragraph and in Section 12 of this Agreement. The Parties agree that the methodology for such audit may include sampling and extrapolation in accordance with standard statistical estimations. In connection with any such audit, Vendor shall provide an aging report, as well as a report containing the following data fields: GPOID, COID, Customer Number, Facility/Customer Name, Street Address, City, State, Invoice Date, Invoice Number, PO Number, HPG Contract Number, Internal Vendor Contract ID Number, Contract Name and Description, Product/Item Number, Product/Item Description, Unit of Measure, Quantity Shipped, Unit Price, and Extended Price, solely to the extent that such information is maintained in Vendor’s order entry system and, in the case of distributor transactions, to the extent such information is provided to Vendor by its distributors. At the request of HPG, the requested records shall be provided to HPG in electronic form at the offices of HPG or HPG’s auditor. The cost of audit, including the cost of the auditors and reasonable cost of copies of books, documents, and records shall be paid by HPG. HPG shall have no obligation to pay any other costs incurred by Vendor, its employees or agents in cooperating with HPG in such audit. Upon completion of the audit, Vendor will be notified in writing of the results (an “Audit Report”) within thirty (30) days. If an audit determines that Vendor has significantly underpaid HPG or any Purchaser based on statistical methodology, or if Vendor desires to challenge the findings, Vendor’s sole option shall be to conduct its own audit of all applicable transactions and to share such findings and supporting detail with HPG and its auditors. If no response to the Audit Report is received from Vendor within thirty (30) days following its issuance, the Audit Report shall be deemed accepted by Vendor. The Audit Report shall be distributed to HPG Participants, and HPG will issue Vendor an invoice for any amounts due. Vendor shall pay to HPG for proper application and allocation, the amount of any overcharges and unapplied credits (as to Purchasers) and underpayments (as to HPG) determined by the audit within thirty (30) days from receipt of invoice from HPG, and not use the overcharges or underpayments as a set-off in any fashion. If an audit reveals that Vendor has overpaid GPO Fees to HPG, Vendor may obtain refunds of such overpayments or apply the balance of such overpayment to future GPO Fees payable to HPG on sales to all Purchasers. If an audit reveals that Vendor has undercharged any Purchaser (or overpaid any rebate), then Vendor reserves the right to supplementally invoice the Purchaser for such amounts or set-off such amounts against any over charges or rebates for any Purchaser within thirty (30) days of the Purchaser transactions in question. Payment by Purchasers of mutually negotiated prices less than those listed for Products in Exhibit A shall not be considered to be an undercharge and shall not be applied to reduce the amount of any overcharges by Vendor. The Parties agree to use good faith efforts to resolve any disputes arising from any Audit Report issued pursuant to this Section 17.4. In the event that HPG and Vendor enter into any settlement with respect to an audit conducted hereunder, each Purchaser shall have the right to be excluded from such settlement, provided that the pro rata portion of such settlement allocable to such Purchaser is refunded by HPG.

17.5	Warranty of Non-Exclusion. Vendor represents and warrants to HPG, Purchasers and their Affiliates that Vendor and its directors, officers, and employees (i) are not currently excluded, debarred, or otherwise ineligible to participate in the Federal health care programs as defined in 42 USC § 1320a-7b(f) (the “Federal Healthcare Programs”); (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal Healthcare Programs; and (iii) are not under investigation or otherwise aware of any circumstances which may result in Vendor being excluded from participation in the Federal Healthcare Programs. These representations and warranties shall be ongoing during the Term and Vendor shall immediately notify HPG of any change in the status of the representations and warranties set forth in this Section 17.5. Any breach of this Section 17.5 shall give HPG the right to terminate this Agreement immediately.

17.6	No Remuneration. Vendor represents and warrants to HPG and its Purchasers that it has not made, is not obligated to make, and will not make any payment or provide any remuneration to any third party in return for HPG entering into this Agreement or for any business transacted under this Agreement.

17.7

Background Checks. Vendor agrees to perform background checks on any Vendor employees hired on or after the Effective Date who have access to, or may have access to, any Purchaser facility for the purpose of delivering, maintaining, servicing, or removing equipment and/or Products, to ensure such employees: (i) are not currently excluded, debarred or otherwise ineligible to participate in any Federal Healthcare Program; (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded; (iii) have not been convicted of any felony; or (iv) as discovered through any background check or based upon Vendor’s knowledge, have not been terminated from employment by any employer or contractor for theft, misappropriation of property, or any other potentially illegal or unethical acts. Vendor agrees not to use any employee or potential employee failing to meet the criteria in items (i) through (iv) above to provide Services to any Purchaser under this Agreement. Any breach of this Section 17.7 shall give HPG the right to terminate this Agreement immediately.

18.0	Reports

In addition to the reporting obligations of Section 3.3, Vendor shall also be required to furnish to HPG the reports stated in Exhibit B.

19.0	Assignment

Neither Party shall assign this Agreement in whole or in part, nor subcontract its obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment or subcontract without such prior consent shall be void and have no effect. Notwithstanding the foregoing, either Party may assign, without obtaining consent from Vendor, in whole or in part, the Party’s rights and obligations under this Agreement (i) to any entity which is an Affiliate of the Party; and (ii) to a successor entity of the Party as part of an internal reorganization of the Party which results in the Party being organized in a different legal entity or corporate form, whether through conversion, merger, or otherwise. Subject to the foregoing, all terms, conditions, covenants and Agreements contained herein shall inure to the benefit of, and be binding upon, any successor and any permitted assignees of the respective Parties hereto. It is further understood and agreed that consent by either Party to such assignment in one instance shall not constitute consent by the Party to any other assignment. Notwithstanding anything else herein to the contrary, some or all of Vendor’s rights under any Purchaser agreement may be assigned to an Affiliate or to a successor in interest resulting from a merger or acquisition, or transferred to a third party for purposes of financing, provided Vendor remains secondarily liable for its obligations under this Agreement.

20.0	Merger of Terms and Amendments

20.1	Entire Agreement; Prior Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties and as of the Effective Date, this Agreement terminates and replaces any existing agreement between HPG and Vendor (the “Prior Agreement”) for purchases of products and services comparable to Products and Services by Purchaser. This Agreement shall exclusively govern the purchases of Products and/or Services that occur following the Effective Date. The provisions of any Prior Agreement shall continue to apply to the products and services purchased thereunder prior to the Effective Date of this Agreement, and such Prior Agreements shall continue in full force and effect in accordance with their terms with respect to purchases made thereunder. This Agreement, as executed and approved, shall not be modified except by written amendment, expressly stating an intent to modify the terms of this Agreement, and signed by the Parties hereto.

20.2	Conflicts. In the event of any conflict between the terms herein and the terms of any Exhibit hereto, the priority for control, from first to last priority, shall be Exhibit B,

Exhibit A, any other Exhibit, and then the terms herein. The terms of this Agreement shall take priority over any conflicting terms contained in any Vendor Product warranty, whether referenced herein, attached to this Agreement, included with any Product sold by Vendor, or included as part of a facility agreement between Vendor and a Purchaser.

20.3	Exhibit A Revisions. Vendor reserves the right to delete Products shown on Exhibit A at any time, effective on sixty (60) days prior written notice, only if Vendor is discontinuing its sales of such Product. Prices for Products are firm for the length of the Term. Any price increases shall be subject to prior written approval by HPG in its sole discretion. Vendor shall provide a Form 832 for all Exhibit A revisions at the time of notice to HPG

20.4	Exhibit E. Exhibit E attached to this Agreement is a summary for use by HPG in communicating the business terms of this Agreement to Participants and Purchasers. The Parties agree that the content of Exhibit E shall have no legal effect and is only for informational purposes.

21.0	Partial Invalidity

In the event that any provision of this Agreement should for any reason be held invalid, unenforceable or contrary to public policy, the remainder of the Agreement shall remain in full force and effect notwithstanding.

22.0	Other Documents

The terms of any purchase order issued by a Purchaser shall not apply to purchases of Products and Services hereunder, except as necessary to designate specific Products and Services, quantities, delivery dates, and other similar terms that may vary from order to order; and the terms of this Agreement, to the extent applicable, shall be deemed incorporated in such purchase orders. The terms and conditions contained in any invoice, bill of lading, or other documents supplied by Vendor are expressly rejected and superseded by this Agreement and shall not be included in any contract with a Purchaser. No letter of commitment, Standardization Incentive Program Acknowledgement, or any other document shall be required by Vendor to be signed by a Purchaser in order to purchase Products and/or Services under this Agreement, unless expressly stated herein or later approved in writing by HPG.

23.0	Personal Inducements

No personal cash, merchandise, equipment or other items of intrinsic value shall be offered by or on behalf of Vendor to HPG or Purchasers and/or their employees, officers, or directors as an inducement to purchase from Vendor.

24.0	Vendor Relations Policy

Vendor acknowledges that HPG has a Vendor Relations Policy relating to ethics and compliance issues between suppliers and HPG, and that it has received a copy of this policy. The Vendor Relations Policy is also available through the internet at:

http://www.healthtrustcorp.com/about-vendor-ethics.php

If Vendor becomes aware of any actions by any HPG employee or representative, which are not consistent with the provisions of Section 23 or of the Vendor Relations Policy referenced above, Vendor shall so advise the Compliance Officer for HPG (either by phone to 615-344-3037, or in writing to HPG’s principal place of business) or by calling the Ethics Hotline at 1-800-345-7419. Vendor agrees to notify any Purchasers or potential Purchasers of any possible conflict of interest between employees and representatives of Vendor selling Products and any Purchasers or their employees or representatives possibly involved in the purchasing decision process.

25.0	Controlling Law

The performance of Vendor and HPG under this Agreement shall be controlled and governed by the laws of the State of Tennessee, excluding conflicts of law provisions.

26.0	Legal Fees

In the event of any litigation between Vendor, Purchaser or HPG, that relates to this Agreement, the prevailing party shall recover from the other party its own costs, expenses and legal fees (including but not limited to reasonable attorneys’ fees and expert witness’ fees).

27.0	Product Bar Coding

All Products when sold shall be marked with an industry standard barcode for each unit of measure associated with each Product.

28.0	Minority and Women Owned Business Enterprises

28.1	Policies. HPG and Vendor hereby acknowledge their respective corporate policies and practices to not only encourage, but to expand the participation of Minority and Women Owned Business Enterprises (“MWBEs”) in their procurement processes and their desire to work together to encourage their use of MWBEs in fulfillment of the obligations under this Agreement. As used in this Agreement, MWBEs shall be defined to include any company certified as a minority or women owned business by the National Minority Supplier Development Council or any local affiliates thereof, or any Federal, National, State, Municipal, or Local agencies that certify minority and/or women owned businesses in accordance with PL. 95-507.

28.2	Contracting with MWBEs. Vendor recognizes and acknowledges that in conjunction with HPG’s efforts to involve MWBEs in its contracting process that HPG may enter into purchasing agreements with MWBEs which will enable Participants and their Affiliates to purchase supplies and/or equipment comparable to those listed as Products under this Agreement. In such event, notwithstanding any other terms of this Agreement to the contrary, the Parties agree that, if HPG enters into any such agreement(s) with any MWBEs, such will not be deemed to be a breach of this Agreement by HPG, nor will any purchases by Participants or their Affiliates from MWBEs be deemed to be a breach of this Agreement.

28.3	Reporting of MWBE Activity. At HPG’s request, Vendor shall, on a quarterly basis, identify and report in writing to HPG all MWBE activities in which it participates, specifically identifying such activities and purchases relating to Products and Services obtained under this Agreement. These reports shall be submitted using the format shown on Exhibit C of this Agreement. Quarterly reports shall be submitted even if there have been no MWBE dollars expended during the applicable reporting period. Vendor shall only report those activities related to goods and services necessary for, and directly related to, the fulfillment of Vendor’s obligations under this Agreement. Vendor shall identify in such reports any first and second tier MWBEs it or its subcontractors have used during the reporting period. The MWBE contact for Vendor shall be the person listed in Exhibit B. All quarterly reports shall be sent to:

Director of Business Diversity

HealthTrust Purchasing Group

155 Franklin Road

Suite 300

Brentwood, TN 37027

29.0	Notices

Notices under this Agreement shall all be in writing, effective upon receipt and shall be sent by any of the following methods (i) facsimile with return facsimile acknowledging receipt; (ii) United States Postal Service certified or registered mail with return receipt showing receipt; (iii) courier delivery service with proof of delivery; or (iv) personal delivery. Either Party hereunder may change the names and addresses for receipt of notices by notice given as provided for herein. Notices to Vendor shall be sent to the person and address listed in Exhibit B. Unless stated otherwise in this Agreement, notices to HPG shall be sent as follows:

Vice President, National Agreements

HealthTrust Purchasing Group, LP

155 Franklin Road, Suite 400

Brentwood, Tennessee 37027

30.0	New Technology

The terms of this Section 30.0, New Technology, shall be applicable only to those Products and/or Services that are included in any Dual Source or Sole Source Award designated in Exhibit B. If, during the Term, new technology (more than an improvement or enhancement to an existing Product) for a Product covered by this Agreement becomes available from any source including Vendor, which (i) offers technological advancements; (ii) would improve clinical outcomes or patient care; or (iii) would streamline work processes, as compared to existing Products (hereinafter, “New Technology Product”), HPG shall have the right to evaluate and ultimately contract with another supplier so that HPG can offer to Participants New Technology Products. Vendor shall provide HPG with the first opportunity to purchase, at discounts comparable to those applicable to Products under this Agreement, New Technology Products offered by Vendor and not referenced in Exhibit A of this Agreement and shall notify

HPG of such at least thirty (30) days prior to New Technology Products being made available for purchase. Vendor shall also meet with HPG to provide required product information to HPG and its clinical committees prior to the New Technology Product being made available to Purchasers for purchase. HPG shall offer Vendor equal consideration and review for potential supply commitments for New Technology Products on a Dual Source basis. In the event that HPG enters into any national or group agreement for Participants to purchase a New Technology Product on a Sole Source, Dual Source or Optional Source Award basis from a source other than Vendor or any Dual Source supplier of Products (if applicable), neither such agreement nor the purchase of the New Technology Product (by itself) shall constitute a breach of this Agreement or failure by HPG or Purchasers to meet the purchasing requirements under this Agreement.

IN WITNESS WHEREOF, the Parties hereby indicate their acceptance of the terms of this Agreement by the signatures of their authorized representatives.

HealthTrust Purchasing Group, LP: a Delaware limited partnership		Vendor: Masimo Americas, Inc.
by CMS GP, LLC
a Delaware limited liability company
its general partner

By:	/s/ Edward Jones	By:	/s/ Jim Beyer
Name:	Edward Jones	Name:	Jim Beyer
Title:	V.P., National Agrmts.	Title:	V.P. Sales, Strategic Accts.
Date:	1/17/08	Date:	Jan. 8, 2008

Vendor Federal Tax ID No.: 20-1901752

Exhibits

A.	Products & Services with Prices and Environmental Disclosures

B.	Specific Purchasing Terms

C.	Supplier Diversity Subcontracting Report

D.	Contract Compliance Process

E.	Communication for Contract Terms

F.	Facility Agreement: Deferred Equipment Purchase Plan

Exhibit A

HealthTrust Purchasing Group

Purchasing Agreement

No. HPG-1331

Vendor: Masimo Americas, Inc.

February 1, 2008

Products and Services with Prices and Environmental Disclosures

MFG. CATALOG NUMBER	SHORT DESCRIPTION (Maximum of 35 Characters)	Unit of Measure	UOM Factor (QTY)	HPG Tier 2 Base Unit Price	HPG Tier 1 IDN Unit Price
1859	LNCS Adtx, Adult Adhesive Sensors, 18 in., 20/box	BX	20	[…***…]	[…***…]
1860	LNCS Pdtx, Pediatric Adhesive Sensors, 18 in., 20/box	BX	20	[…***…]	[…***…]
2328	LNCS Inf, Infant Adhesive Sensors, 18 in., 20/box	BX	20	[…***…]	[…***…]
2329	LNCS Neo, Neonatal/Adult Adhesive Sensors, 18 in., 20/box	BX	20	[…***…]	[…***…]
2330	LNCS NeoPT, Neonatal Preterm Adhesive, 18 in., 20/box	BX	20	[…***…]	[…***…]
2317	LNCS Adtx-3, Adult Adhesive Sensor, 3 ft.	BX	20	[…***…]	[…***…]
2318	LNCS Pdtx-3, Pediatric Adhesive Sensor, 3 ft.	BX	20	[…***…]	[…***…]
2319	LNCS Inf-3, Infant Adhesive Sensor, 3 ft.	BX	20	[…***…]	[…***…]
2320	LNCS Neo-3, Neonatal/Adult Adhesive Sensor, 3 ft.	BX	20	[…***…]	[…***…]
2321	LNCS NeoPt-3, Neonatal Preterm Adhesive Sensor, 3 ft.	BX	20	[…***…]	[…***…]
1863	LNCS DC-I, Adult Reusable Sensor, 3 ft. 1/box	EA	1	[…***…]	[…***…]
1864	LNCS DC-IP, Pediatric Reusable Sensor, 3 ft. 1/box	EA	1	[…***…]	[…***…]
1895	LNCS TC-I, Tip-Clip EAR, Ear Reusable Sensor, 3 ft. 1/box	EA	1	[…***…]	[…***…]
1896	LNCS TF-I, Reusable Forehead Sensor, 3 ft. 1/box	EA	1	[…***…]	[…***…]
2258	LNCS YI, Multisite Reusable Sensor, 3 ft. 1/box	EA	1	[…***…]	[…***…]
1596	CleanShield™ Multisite Wrap, 100/box, Adult/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1597	Standard Multisite Wrap, 100/box, Adult/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1598	Standard Petite Wrap, 100/box, Adult slender digit/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1396	LNOP DCSC, Adult Reusable Spotcheck Sensor, 3 ft cable, 1/box	EA	1	[…***…]	[…***…]
1969	LNOP DC-I-dc12, Adult Reusable Direct Connect Sensor, 12 foot cable, 1/box	EA	1	[…***…]	[…***…]
2017	LNC- 4 Cable, 4 ft. Patient Cable, 1/box	EA	1	[…***…]	[…***…]
1814	LNC-10 Cable, 10 ft. Patient Cable, 1/box	EA	1	[…***…]	[…***…]
2013	LNC-14 Cable, 14ft. Patient Cable, 1/box	EA	1	[…***…]	[…***…]
1816	LNCS to PC Series; LNCS Series to LNOP PC Series Adapter Cable, 18 in.	EA	1	[…***…]	[…***…]
2021	LNC-4-EXT; LNCS Extension Cable, 4ft	EA	1	[…***…]	[…***…]
2016	LNC-10-GE; LNCS to GE Patient Cable, 10 ft., SET	EA	1	[…***…]	[…***…]
2263	LNC 10’ Patient Cable; LNCS Sensor to Philips 12-pin CMS SpO2, Adapter	EA	1	[…***…]	[…***…]
2264	LNC 10’ Patient Cable to GE conventional SpO2, Adapter	EA	1	[…***…]	[…***…]
2266	LNC 10’ Patient Cable to SL conventional SpO2, Adapter	EA	1	[…***…]	[…***…]
2268	LNC 10’ Patient Cable to Nellcor 180 Oximeter, Adapter	EA	1	[…***…]	[…***…]
2269	LNC 10’ Patient Cable to Nellcor 395 Oximeter, Adapter	EA	1	[…***…]	[…***…]
1001	LNOP Adt, Adult Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]
1829	LNOP Adtx, Adult Adhesive Sensors, transparent tape, 20/box	BX	20	[…***…]	[…***…]
1025	LNOP Pdt, Pediatric Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]

*Confidential Treatment Requested

Page A-1 (1)

MFG. CATALOG NUMBER	SHORT DESCRIPTION (Maximum of 35 Characters)	Unit of Measure	UOM Factor (QTY)	HPG Tier 2 Base Unit Price	HPG Tier 1 IDN Unit Price
1830	LNOP Pdtx, Pediatric Adhesive Sensors, transparent tape, 20/box	BX	20	[…***…]	[…***…]
1002	LNOP Neo, Neonatal Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]
1003	LNOP NeoPt, Neonatal Sensitive Skin Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]
1611	LNOP Neo Bridge, Neonatal Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]
1612	LNOP NeoPt Bridge, Neonatal Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]
1798	LNOP Neo-L, Neonatal Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]
1651	LNOP NeoPt-L, Neonatal Sensitive Skin Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]
1800	LNOP Inf-L, Infant Adhesive Sensors, 20/box	BX	20	[…***…]	[…***…]
2203	LNOP Newborn Neonatal, Neonatal Sensors, 20/box	BX	20	[…***…]	[…***…]
2204	LNOP Newborn Infant, Neonatal Sensors, 20/ox	BX	20	[…***…]	[…***…]
1970	LNOP Blue, Neonatal/Infant/Pediatric Sensors, 10/box	BX	10	[…***…]	[…***…]
1277	LNOPv Ad: Adult value line adhesive sensors, 24/box	BX	24	[…***…]	[…***…]
1832	LNOPv In: Infant value line adhesive sensors, 24/box	BX	24	[…***…]	[…***…]
1831	LNOPv Ne: Neonatal value line adhesive sensors, 24/box	BX	24	[…***…]	[…***…]
1269	LNOP DCI, Adult Reusable Sensor, 1/box	EA	1	[…***…]	[…***…]
1396	LNOP DCSC, Adult Reusable Spotcheck Sensor, 3 ft cable, 1/box	EA	1	[…***…]	[…***…]
1969	LNOP DC-I-dc12, Adult Reusable Direct Connect Sensor, 12 foot cable, 1/box	EA	1	[…***…]	[…***…]
1276	LNOP DCIP, Pediatric Reusable Sensor, 1/box	EA	1	[…***…]	[…***…]
1794	LNOP TC-I Tip-Clip, Reusable Sensor, 1/box	EA	1	[…***…]	[…***…]
1793	LNOP TF-I Transflectance Forehead Sensor, Reusable, 1/box	EA	1	[…***…]	[…***…]
1560	LNOP DC-195 (LNOPv-150), 1/box	EA	1	[…***…]	[…***…]
1544	LNOP YI, Multisite Reusable Sensor, 1/box	EA	1	[…***…]	[…***…]
1596	CleanShield™ Multisite Wrap, 100/box, Adult/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1597	Standard Multisite Wrap, 100/box, Adult/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1598	Standard Petite Wrap, 100/box, Adult slender digit/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1173	PC04 Cable, 1/box, 4 ft. LNOP Patient Cable	EA	1	[…***…]	[…***…]
1005	PC08 Cable, 1/box, 8 ft. LNOP Patient Cable	EA	1	[…***…]	[…***…]
1006	PC12 Cable, 1/box, 12 ft. LNOP Patient Cable	EA	1	[…***…]	[…***…]
1619	PC04-Ext Cable, 1/box, 4 ft. LNOP Extension Cable	EA	1	[…***…]	[…***…]
1520	PXC16 LNOP Mountable Extension Cable, 1/box, 16 ft. Extension Cable	EA	1	[…***…]	[…***…]
1555	PXC30 LNOP Mountable Extension Cable, 1/box, 30 ft. Extension Cable	EA	1	[…***…]	[…***…]
2263	LNC 10’ Patient Cable; LNCS Sensor to Philips 12-pin CMS SpO2, Adapter	EA	1	[…***…]	[…***…]
2264	LNC 10’ Patient Cable to GE conventional SpO2, Adapter	EA	1	[…***…]	[…***…]
2266	LNC 10’ Patient Cable to SL conventional SpO2, Adapter	EA	1	[…***…]	[…***…]
2268	LNC 10’ Patient Cable to Nellcor 180 Oximeter, Adapter	EA	1	[…***…]	[…***…]
2269	LNC 10’ Patient Cable to Nellcor 395 Oximeter, Adapter	EA	1	[…***…]	[…***…]
2201	Rainbow DCI-dc3, Adult Reusable Direct Connect Sensor, 3 ft, 1/box (SpO2, SpCO and SpMet)	EA	1	[…***…]	[…***…]
2202	Rainbow DCI-dc12, Adult Reusable Direct Connect Sensor, 12 ft, 1/box (SpO2, SpCO and SpMet)	EA	1	[…***…]	[…***…]
2069	Rainbow DCIP-dc3, Pediatric/Adult Slender Reusable Direct Connect Sensor, 3ft., 1/box (SpO2, SpCO and SpMet)	EA	1	[…***…]	[…***…]
2070	Rainbow DCIP-dc12, Pediatric/Adult Slender Reusable Direct Connect Sensor, 12ft., 1/box (SpO2, SpCO and SpMet)	EA	1	[…***…]	[…***…]
2053	RED DCI-dc3, Adult Reusable Direct Connect Sensor, 3 ft, (No Cable Req’d; for Rad-57 & Radical-7), 1/box	EA	1	[…***…]	[…***…]

*Confidential Treatment Requested

Page A-1 (2)

MFG. CATALOG NUMBER	SHORT DESCRIPTION (Maximum of 35 Characters)	Unit of Measure	UOM Factor (QTY)	HPG Tier 2 Base Unit Price	HPG Tier 1 IDN Unit Price
2054	RED DCI-dc12, Adult Reusable Direct Connect Sensor, 12 ft, (No Cable Req’d; for Rad-57 & Radical-7), 1/box	EA	1	[…***…]	[…***…]
2055	Red LNC-04, LNCS 20-pin SpO2 Patient Cable, 4 ft , 1/box	EA	1	[…***…]	[…***…]
2056	Red LNC-10, LNCS 20-pin SpO2 Patient Cable, 10 ft , 1/box	EA	1	[…***…]	[…***…]
2057	Red LNC-14, LNCS 20-pin SpO2 Patient Cable, 14 ft , 1/box	EA	1	[…***…]	[…***…]
2058	Red PC-04: LNOP 20-pin SpO2; LNOP Patient Cable for Rad-57 or Radical-7, 4 ft	EA	1	[…***…]	[…***…]
2059	Red PC-08: LNOP 20-pin SpO2; LNOP Patient Cable for Rad-57 or Radical-7, 8 ft	EA	1	[…***…]	[…***…]
2060	Red PC-12: LNOP 20-pin SpO2; LNOP Patient Cable for Rad-57 or Radical-7, 12 ft	EA	1	[…***…]	[…***…]
9019	Configurable, Rad-8, Horizontal	EA	1	[…***…]	[…***…]
9020	Configurable, Rad-8, Vertical	EA	1	[…***…]	[…***…]
9028	Configurable Rad-9 Pulse Oximeter	EA	1	[…***…]	[…***…]
9021	Configurable, Radical Docking Station RDS-1	EA	1	[…***…]	[…***…]
9031	Radical-7 Handheld, Blue Screen	EA	1	[…***…]	[…***…]
1311	Radical Docking Station RDS-1B (w/Ext Battery)	EA	1	[…***…]	[…***…]
9023	Configurable, Radical Docking Station RDS-3	EA	1	[…***…]	[…***…]
9031	Radical-7 Handheld, Blue Screen	EA	1	[…***…]	[…***…]
9086	Radical-7 Handheld, TFT Color Display	EA	1	[…***…]	[…***…]
2205	Rad-57m Handheld CO-Oximeter with SpMet includes Rainbow DCI-dc3 Reusable Sensor and Ops Manual	EA	1	[…***…]	[…***…]
9025	Configurable, Rad-5 Handheld Pulse Oximeter, incl. LNOP DCSC Reusable sensor and Ops Manual, Premium, World Wide, DCSC (fka #1883 or #1802)	EA	1	[…***…]	[…***…]
9026	Configurable, Rad-5v Handheld Pulse Oximeter, incl., LNOP DCSC Reusable sensor and Ops Manual, World Wide, DCSC (fka #1884 or #1705)	EA	1	[…***…]	[…***…]
1892	Rad-5 Handheld Pulse Oximeter, Premium, PC-04 Patient Cable & LNOP Adhesive sensor kit and Ops Manual	EA	1	[…***…]	[…***…]
1891	Rad-5v Handheld Pulse Oximeter, PC-04 Patient Cable & LNOP Adhesive sensor kit and Ops Manual	EA	1	[…***…]	[…***…]
1957	Rad-5 Handheld Pulse Oximeter, Premium, DC-IP Pediatric Reusable Sensor & PC-04 Patient Cable and Ops Manual	EA	1	[…***…]	[…***…]
1958	Rad-5v Handheld Pulse Oximeter, DC-IP Pediatric Reusable Sensor & PC-04 Patient Cable	EA	1	[…***…]	[…***…]
2207	Water Resistant Handheld Carrying Case for Rad-57, Black	EA	1	[…***…]	[…***…]
2208	Water Resistant Handheld Carrying Case for Rad-57, Red	EA	1	[…***…]	[…***…]
13158	Rad-5/5v Handheld Soft Carrying Case	EA	1	[…***…]	[…***…]
1908	TrendCom Trend Download Software	EA	1	[…***…]	[…***…]
1909	Rad-5/5v PRONTO Trend download serial cable	EA	1	[…***…]	[…***…]
2063	Rad-57 PRONTO Trend download serial cable	EA	1	[…***…]	[…***…]
1842	Handheld Protective Boot - Gray	EA	1	[…***…]	[…***…]
1980	Handheld Protective Boot - Yellow	EA	1	[…***…]	[…***…]
1981	Handheld Protective Boot - Red	EA	1	[…***…]	[…***…]
1982	Handheld Protective Boot - Orange	EA	1	[…***…]	[…***…]
2097	Handheld Protective Boot - Royal Blue	EA	1	[…***…]	[…***…]
2098	Handheld Protective Boot - Light Blue; use w/Rad5, Rad-5v and Rad 57	EA	1	[…***…]	[…***…]
2099	Handheld Protective Boot - Pink; use w/Rad5, Rad-5v and Rad 57	EA	1	[…***…]	[…***…]
1816	Adapter Cable, LNCS to PC Series; LNCS Series to LNOP PC Series Adapter Cable, 18 in.	EA	1	[…***…]	[…***…]
1645	MAC-1 Adapter Cable, LNOP Sensor to Nellcor device, Patient Cable, or LNCS Series Patient Cables, 18 in.	EA	1	[…***…]	[…***…]
1927	MAC-1 Adapter Cable, LNOP Sensor to Nellcor device or LNCS Series Patient Cables, 12ft	EA	1	[…***…]	[…***…]

*Confidential Treatment Requested

Page A-1 (3)

MFG. CATALOG NUMBER	SHORT DESCRIPTION (Maximum of 35 Characters)	Unit of Measure	UOM Factor (QTY)	HPG Tier 2 Base Unit Price	HPG Tier 1 IDN Unit Price
1937	Sample Kit, MAC-1 Adapter Cable, LNOP DC-I	EA	1	[…***…]	[…***…]
1805	MAC-1 & LNOP DC-195 Sample Kit	EA	1	[…***…]	[…***…]
1806	Sample Kit, MAC-1 Adapter Cable, 2 LNOP Adt, 2 LNOP Pdt	EA	1	[…***…]	[…***…]
1807	Sample Kit, MAC-1 Adapter Cable, 2 LNOP Neo-L, 2 LNOP Inf-L	EA	1	[…***…]	[…***…]
1849	AC-1 LNOP Sensor to Philips CMS Instrument Adapter Cable, 12 pin, 12 ft.	EA	1	[…***…]	[…***…]
2307	Replacement adhesive tapes for LNCS Inf and Inf-3 sensors, 100/box	BX	100	[…***…]	[…***…]
2308	Replacement adhesive tapes for LNCS Neo and Neo-3 sensors, 100/box	BX	100	[…***…]	[…***…]
2309	Replacement adhesive tapes for LNCS NeoPt and NeoPt-3 sensors, 10/pack	PK	10	[…***…]	[…***…]
1053	Replacement Posey Wrap Bag for LNOP NeoPt and NeoPt-Bridge Sensors, 12/pack	PK	12	[…***…]	[…***…]
1054	Replacement Tapes Bag for LNOP Neo and Neo-Bridge Sensors, 100/pack	PK	100	[…***…]	[…***…]
1926	Replacement wrap for 1651 LNOP NeoPt-L sensor	PK	1	[…***…]	[…***…]
1799	Replacement Tapes for 1798 LNOP Neo-L Sensors, 100/pack	PK	100	[…***…]	[…***…]
1801	Replacement Tapes for 1800 LNOP Inf-L Sensors, 100/pack	PK	100	[…***…]	[…***…]
1596	CleanShield™ Multisite Wrap, 100/box, Adult/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1597	Standard Multisite Wrap, 100/box, Adult/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1598	Standard Petite Wrap, 100/box, Adult slender digit/Pediatric/Neonatal adhesive attachment wraps for LNOP YI Multisite Reusable Sensor	BX	100	[…***…]	[…***…]
1602	Foam Wraps for LNOP YI Sensors, 12/pack	PK	12	[…***…]	[…***…]
1601	Accessory Clothing Clips, 5/pack	PK	5	[…***…]	[…***…]
1600	Accessory Adhesive Squares, (144 squares per pack)	PK	144	[…***…]	[…***…]
1608	Headband for LNOP/LNCS TF-I, 5/pack	PK	5	[…***…]	[…***…]
1903	Adhesive Pad LNOP/LNCS TF-I, 20/pack	PK	20	[…***…]	[…***…]
2215	Headband for LNOP/LNCS TF-I, 12/box	BX	12	[…***…]	[…***…]
1282	LNOP Sensor Application Training Pack, 1-Adt, 1-Pdt, 1-Neo, 1-NeoPt, 2 cotton swabs, 2 alcohol swabs, 1-foot w/app. Card	EA	1	[…***…]	[…***…]
1116	LNOP Sensor Sample Pack, 4-Adt, 2-Pdt, 2-Neo, 2-NeoPt Adhesive Sensors	EA	1	[…***…]	[…***…]
2345	LNCS Sensor Training Kit, 1-Adtx, 1-Pdtx, 1-Inf, 1-Neo, 1-NeoPt Adhesive Sensors and 1-foot w/application Card	PK	1	[…***…]	[…***…]
2346	LNCS Sensor Sample Pack, 3 ft. 1 Adtx-3, 1 Pdtx-3, 1 Inf-3 and 1 Neo-3 Adhesive Sensors	PK	1	[…***…]	[…***…]
2347	LNCS Adult Sample Pack, 1-Adtx, 1-Pdtx, and 1-Neo Adhesive Sensors	PK	1	[…***…]	[…***…]
2348	LNCS Neo Sample Pack, 1-Inf, 1-Neo and 1-NeoPt Adhesive Sensors	PK	1	[…***…]	[…***…]
1229	LNOP Neo Sensor Sample Pack, 3-Neo, 1-NeoPt	EA	1	[…***…]	[…***…]
1283	LNOP Sensor Sample Pack, 2-Adt, 1-Ped, 1-Neo	EA	1	[…***…]	[…***…]
1228	LNOP Adult Sensor Sample Pack, 3-Adt / 1-Pdt Adhesive Sensors	EA	1	[…***…]	[…***…]
1774	SPO2.COM A, Adult Adhesive Sensors, 24/box	BX	24	[…***…]	[…***…]
1775	SPO2.COM P, Pediatric Adhesive Sensors, 24/box	BX	24	[…***…]	[…***…]
1776	SPO2.COM N, Neonatal Adhesive Sensors, 24/box	BX	24	[…***…]	[…***…]
1777	SPO2.COM I, Infant Adhesive Sensors, 24/box	BX	24	[…***…]	[…***…]
1778	SPO2.COM RS-I Reusable Finger Clip	EA	1	[…***…]	[…***…]
1851	SPO2.COM Sensor Sample Pack (1 ea. Ad, Pd, Ne and In)	EA	1	[…***…]	[…***…]
1810	NRC-180 Patient Cable, Nellcor 180 to SPO2.COM, 10 ft, 1/box	EA	1	[…***…]	[…***…]
1811	NRC-395 Patient Cable, Nellcor 395 to SPO2.COM, 10 ft, 1/box	EA	1	[…***…]	[…***…]
1854	NRC-GE Patient Cable, GE to SPO2.COM, 10 ft, 1/box	EA	1	[…***…]	[…***…]
1853	NRC-P12 Patient Cable, Philips 12-pin to SPO2.COM, 10 ft, 1/box	EA	1	[…***…]	[…***…]
1852	NRC-P8 Patient Cable, Philips 8-pin to SPO2.COM, 3.3ft	EA	1	[…***…]	[…***…]

*Confidential Treatment Requested

Page A-1 (4)

MFG. CATALOG NUMBER	SHORT DESCRIPTION (Maximum of 35 Characters)	Unit of Measure	UOM Factor (QTY)	HPG Tier 2 Base Unit Price	HPG Tier 1 IDN Unit Price
1886	NRC-P8 EXT Extension Cable, 2m, 1/box	EA	1	[…***…]	[…***…]
1900	NRC-SL Patient Cable, SpaceLabs to SPO2.COM, 10ft	EA	1	[…***…]	[…***…]
1595	SatShare Cable, AT01, Masimo	EA	1	[…***…]	[…***…]
1324	SatShare Cable, DO01, Masimo	EA	1	[…***…]	[…***…]
1326	SatShare Cable, DO02, Masimo	EA	1	[…***…]	[…***…]
1528	SatShare Cable, DO03, Masimo	EA	1	[…***…]	[…***…]
1533	SatShare Cable, DO04, Masimo	EA	1	[…***…]	[…***…]
2023	SatShare Cable, DO05, Masimo	EA	1	[…***…]	[…***…]
2223	SatShare Cable, DO06, Masimo	EA	1	[…***…]	[…***…]
1325	SatShare Cable, DS01, Masimo	EA	1	[…***…]	[…***…]
1539	SatShare Cable, DS02, Masimo	EA	1	[…***…]	[…***…]
1365	SatShare Cable, DS03, Masimo	EA	1	[…***…]	[…***…]
1357	SatShare Cable, HP03, Masimo	EA	1	[…***…]	[…***…]
1321	SatShare Cable, MQ01, Masimo	EA	1	[…***…]	[…***…]
1789	SatShare Cable, MS01, Masimo	EA	1	[…***…]	[…***…]
1367	SatShare Cable, NK01, Masimo	EA	1	[…***…]	[…***…]
1368	SatShare Cable, NK02, Masimo	EA	1	[…***…]	[…***…]
1366	SatShare Cable, OH01, Masimo	EA	1	[…***…]	[…***…]
1646	SatShare Cable, OH02, Masimo	EA	1	[…***…]	[…***…]
1323	SatShare Cable, SL01, Masimo	EA	1	[…***…]	[…***…]
1362	SatShare Cable, SL02, Masimo	EA	1	[…***…]	[…***…]
1322	SatShare Cable, SM01, Masimo	EA	1	[…***…]	[…***…]
1605	SatShare Extension Cable, Masimo	EA	1	[…***…]	[…***…]
1846	Masimo SET IntelliVue Module (Module and MP12 Patient Cable)	EA	1	[…***…]	[…***…]
2281	LNC MP10 (LNCS to IntelliVue Module and MMS) (New prod; replaces PN#1902 and PN#1949)	EA	1	[…***…]	[…***…]
2282	LNOP MP12 (LNOP to IntelliVue Module and MMS) (New prod; replaces pn#1847 and #1848)	EA	1	[…***…]	[…***…]
1881	Masimo SET VueLink Module w/cable (Module and VueLink cable)	EA	1	[…***…]	[…***…]
1841	VueLink cable; for use with Masimo SET, 3 ft.	EA	1	[…***…]	[…***…]
12949	GE Tram upgrade (see note: Minimum 10 units required)	EA	1	[…***…]	[…***…]
13108	GE Dash upgrade (see note: Minimum 10 units required)	EA	1	[…***…]	[…***…]
2016	LNC-10-GE, LNCS to GE Patient Cable, 10 ft., 1/box	EA	1	[…***…]	[…***…]
1592	ProCal cable; Masimo 1.5m, Drager/Siemens	EA	1	[…***…]	[…***…]
12994	RadLink serial cable - RadLink to Radical, 12”	EA	1	[…***…]	[…***…]
30859	RadLink serial cable - RadLink to Radical, 18”	EA	1	[…***…]	[…***…]
1593	Masimo Tester - for Oximeter SPO02 & PR Testing	EA	1	[…***…]	[…***…]
1795	Masimo Tester with cable	EA	1	[…***…]	[…***…]
1315	Replacement Battery, Radical Handheld	EA	1	[…***…]	[…***…]
1317	Radical Pole Clamp	EA	1	[…***…]	[…***…]
1395	Radical Handheld Lock	EA	1	[…***…]	[…***…]
1584	Radical Power Cord Lock, 5/pack	PK	5	[…***…]	[…***…]
1904	Rad-9 Power Cord Lock, 5/pack	PK	5	[…***…]	[…***…]
11601	Radical User Manual – English, Masimo	EA	1	[…***…]	[…***…]
30502	Eagle Bracket (Radical)	EA	1	[…***…]	[…***…]
30503	Right Angle Bracket (Radical)	EA	1	[…***…]	[…***…]
30512	Box Bracket (Radical)	EA	1	[…***…]	[…***…]
30579	V-Block (Radical and Rad-8 in conjunction w/ Baseplate or L-Bracket)	EA	1	[…***…]	[…***…]
30580	Baseplate (Radical and Rad-8)	EA	1	[…***…]	[…***…]

*Confidential Treatment Requested

Page A-1 (5)

MFG. CATALOG NUMBER	SHORT DESCRIPTION (Maximum of 35 Characters)	Unit of Measure	UOM Factor (QTY)	HPG Tier 2 Base Unit Price	HPG Tier 1 IDN Unit Price
30581	L Bracket (Radical)	EA	1	[…***…]	[…***…]
30583	Radical Slide Plate (Radical and Rad-8)	EA	1	[…***…]	[…***…]
30750	J Bracket (Radical and Rad-8)	EA	1	[…***…]	[…***…]
30751	Left Angle Bracket (Radical and Rad-8)	EA	1	[…***…]	[…***…]
30801	C-Clamp (Radical)	EA	1	[…***…]	[…***…]
30807	Merlin Yolk (Radical)	EA	1	[…***…]	[…***…]
2097	Handheld Protective Boot - Royal Blue	EA	1	[…***…]	[…***…]
2227	Rad-8 Mounting Bracket	EA	1	[…***…]	[…***…]
2228	Rad-8 Power Cord Lock	EA	1	[…***…]	[…***…]
11773	Wall Mount Extension Arm (Radical)	EA	1	[…***…]	[…***…]
13833	Medium Duty Roll Stand with Handle & Basket	EA	1	[…***…]	[…***…]
12114	Radical Service Manual, Masimo	EA	1	[…***…]	[…***…]
12262	Operator’s Manual, Rad-9	EA	1	[…***…]	[…***…]
13017	Operator’s Manual, Rad-5/5v	EA	1	[…***…]	[…***…]
13116	Operator’s Manual, IntelliVue - English	EA	1	[…***…]	[…***…]
13279	Operator’s Manual, Rad-57	EA	1	[…***…]	[…***…]
31068	Operator’s Manual, Rad-57cm	EA	1	[…***…]	[…***…]
30475	Radical Series Handheld Case	EA	1	[…***…]	[…***…]
30534	Radical Series Handheld Lock Key	EA	1	[…***…]	[…***…]

Initial

HPG

Vendor

*Confidential Treatment Requested

Page A-1 (6)

Exhibit B

HealthTrust Purchasing Group

Purchasing Agreement

No. HPG-1331

Vendor: Masimo Americas, Inc.

February 1, 2008

Specific Purchasing Terms

Product Sub-Category: Pulse Oximetry (monitors and sensors)

Award Basis: Dual Source

Compliance:

If any Products are being made available under this Agreement on a Sole Source, Dual Source, or Multi-Source Award basis, then HPG and Vendor agree to use the process outlined in Exhibit D to address any Participants who do not substantially meet any applicable compliance level.

Effective Date:

The Effective Date is:	February 1, 2008

Expiration Date:

The Expiration Date is:	January 31, 2011

Prior Agreement: Not applicable

GPO Fees: [...***...] percent ([...***...]%)

Product Warranty and Duration:

Warranty; Limitation of Liability. Vendor warrants to Purchaser that the Vendor monitors, sensors and other accessories provided will conform to the published product specifications of Vendor in all material respects and be free from material defects in materials and workmanship; […***…]. Provided that payments are current and Purchaser is not otherwise in breach of this Agreement, Vendor’s obligation if any Vendor monitors, sensors or other accessories found upon examination by Vendor, to be defective during the warranty period shall be limited to repair or replacement. This warranty is subject to the following exclusions, exceptions and limitations: a) repair and maintenance necessitated by neglect, misuse or

*Confidential Treatment Requested

improper operation of the monitors, Software, or device; b) modification of monitors, sensors and Software without the express written authorization of Vendor or as otherwise provided in the Product documentation; c) supplies, devices or electrical work external to the Vendor monitors or not manufactured by or for Vendor; d) use of sensors or other accessories other than those manufactured by or for Vendor and distributed by Vendor; and e) use of the monitors and sensors for uses and/or in environments for which they are not intended. For monitors manufactured by third-parties and not sold under Vendor’s name or trademark, Vendor will pass on to Purchaser all terms and rights provided by the manufacturer. Vendor is not responsible and will charge the Purchaser for repair, replacement, or maintenance necessitated by neglect, misuse, improper operation, accident, fire, water immersion, vandalism, weather, war, or any Act of God, and unauthorized non-Vendor monitors attached to Vendor monitors, or unauthorized modification of Vendor monitors or software. Warranty does not extend to any equipment, or software not manufactured by or for Vendor and that does not have Vendor’s name or Trademark. EXCEPT AS OTHERWISE PROVIDED IN THE HPG AGREEMENT WITH MASIMO, THE FOREGOING WARRANTY, IS IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS OR IMPLIED PRODUCT WARRANTIES, ARISING BY OPERATION OF LAW OR OTHERWISE, AND NO OTHER WARRANTIES EXIST, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. VENDOR WILL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, OR OTHER DAMAGES ARISING OUT OF THE USE OR INABILITY TO USE THE EQUIPMENT AND SOFTWARE, EVEN IF VENDOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. Some jurisdictions may not permit the limitation of liability under certain circumstances; the foregoing limitations and exclusions are not applicable to the extent not permitted under the laws of the relevant jurisdiction.

Product Information Requests

At the request of HPG or a Purchaser, Vendor shall provide information on Products related to the following subjects:

•	Latex free

•	Mercury free

•	Polyvinyl Chloride (PVC) free

•	Di-ethylhexyl phthalate (DEHP) free

•	Certified by Green Seal or Environmental Choice Program

•	Compliance with U.S. Government’s Comprehensive Procurement Guidelines for recycled content (Product)

•	Compliance with U.S. Government’s Comprehensive Procurement Guidelines for recycled content (Packaging)

•	Energy Star Qualified

•	Halogenated organics free

•	Persistent Bioaccumulative Toxin (PBTs) free

•	Carcinogens and reproductive toxin free (CA Prop 65)

•	Full disclosure on product insert of all Product ingredients

Ordering Process:

EDI

Purchase Order

Verbal

Facsimile

Payment Terms:

Net due thirty (30) days from the receipt of invoice, Vendor shall have the right to charge, and Purchaser agrees to pay, a late fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any fees not paid by Purchaser within thirty (30) days from receipt of an invoice therefor.

Delivery Time:

Seven (7) business days from receipt of order except for build-to-order products

Ordering Point:

☐   Either Vendor Direct or Distributor

Distributors:

Includes any HPG-designated distributor that has entered into a written distribution agreement with Vendor. If a Participant requests the use of an HPG-designated distributor with which Vendor does not already have a distribution agreement, then Vendor will negotiate contract terms in good faith with the distributor.

F.O.B. Designation:

Shipments shall be:

F.O.B. Origin

Freight / Shipping and Insurance Charges:

Freight/shipping and insurance charges are not included in the Product price and shall be “prepaid” by Vendor and added to the invoice as a separate line item that is identified as either “freight” or “shipping” charge and insurance charge.

Training, Repair, Safety:

(Indicate for each item whether Vendor is to provide or enter Not Applicable (“NA”).)

Operator Training provided to each Purchaser by Vendor: n/a

Preventative maintenance and repair instruction to be supplied to each Purchaser by Vendor: n/a

Repair and replacement parts lists, ordering instructions, and alternative sources of parts to be supplied to each Purchaser by Vendor: n/a

Vendor shall provide each Purchaser Material Safety Data Sheets (MSDS) for all material/chemical Product purchases in compliance with OSHA standards and those of any other applicable federal, state or local law or regulation.

Vendor Contacts for Notices:

Vendor’s MWBE Contact:

Enter contact information here

Jim Beyer

VP of Sales, Strategic Accounts

Masimo Americas, Inc.

40 Parker

Irvine, CA 92618

Vendor’s contact for notices under the Agreement:

Enter contact information here

(same)

Initial:

HPG

Vendor

Exhibit C

HealthTrust Purchasing Group

Purchasing Agreement

No. HPG-1331

Vendor: Masimo Americas, Inc.

February 1, 2008

Supplier Diversity Subcontracting Report

HPG Vendor Name:

Reporting Period: (Qtr/Yr)

List each MWBE Subcontractor (Name/Address/Phone) and provide the following for each:

•	Minority/Woman Owned Business (use Diversity Codes listed below)

•	Applicable HPG Agreement No.

•	Products/Services Provided

•	Spend (state applicable period)

Total Spend for all MWBE’s

Diversity Codes:

•	MBE (Minority Business Enterprise)

•	African

•	Hispanic

•	Native

•	Asian-Pacific & Hasidic Jewish Americans

•	WBE (Women Business Enterprise)(Non-minority Woman-Owned Business)

•	DIS (Disabled)

NOTE:	Submit form to:	For questions contact:
1. Do not include contractors with less than $1,000 in spend 2. An electronic copy of a Supplier Diversity Subcontracting Report is available upon request	Director of Business Diversity HealthTrust Purchasing Group 155 Franklin Road Suite 300 Brentwood, TN 37027	Director of Business Diversity HealthTrust Purchasing Group 155 Franklin Road Suite 300 Brentwood, TN 37027

Exhibit D

HealthTrust Purchasing Group

Purchasing Agreement

No. HPG-1331

Vendor: Masimo Americas, Inc.

February 1, 2008

Contract Compliance Process

In the event Vendor identifies a Participant that is not meeting its designated commitment requirement for specific Product(s) as stated in a writing between Participant and a Vendor (“Commitment Level”), the following steps are to be followed for addressing the compliance issues:

1.	Vendor shall notify HPG of the non-compliance via the compliance form attached as Exhibit D-1. (The issue should not be sent directly to HPG by the Vendor representative in any other format). Vendor must verify that their local representative has met with the Materials Manager or the applicable Department Director for the Participant to discuss the issue of non-compliance prior to submission to HPG.

2.	Upon receipt of the compliance form at HPG, the compliance team will contact the Participant to verify the Vendor representative has recently met with the Materials Manager or the applicable Department Director to discuss the issue. Vendor will be notified if HPG finds the Vendor representative has not discussed the issue directly with the Participant and place the process on hold until such discussion has occurred.

3.	HPG will then ask the Participant if it agrees that it is not meeting the Compliance Level required. If the Participant is in agreement, HPG will move the Participant to a lower Commitment Level with corresponding higher prices based on Vendor’s suggestion, if such pricing is available under this Agreement. This move will not occur until thirty (30) days from the date of the original receipt of the compliance form by HPG.

4.	If the Participant does not agree with Vendor’s assessment, Participant will provide to HPG usage numbers for that Product area for the previous six (6) months. HPG will calculate the overall percentage based on contract guidelines. If the Participant is meeting its commitment over the six (6) month period, Vendor will be notified that no pricing change should occur.

5.	If HPG determines the Participant is not meeting its Commitment Level, the HPG compliance team will coordinate with Vendor and Participant in an effort to determine the applicable new pricing tier. Participant shall be moved to the new pricing tier on a date mutually agreed to by Vendor, HPG and the Participant, or as specified in any SIP Acknowledgement or Letter of Commitment between Vendor and the Participant.

6.	In any event, all compliance resolution issues will be addressed by HPG within sixty (60) days, with HPG using commercially reasonable efforts to resolve such issues within such time period.

Exhibit D-1

HealthTrust Purchasing Group

Purchasing Agreement

No. HPG-1331

Vendor: Masimo Americas, Inc.

February 1, 2008

Compliance Form

Vendor Name:

Contact Name:

Phone Number:

Date:

Enter information here

Division/Product Area:

Enter information here

Facility Name:

Address:

City:

State:

Group or Parent:

Enter information here

SIP Acknowledgement or LOC?

If yes, attach copy.

Compliance Problem/Product Area:

(current compliance level vs. contract compliance requirement—state the dollar impact and projected lost savings opportunity)

Primary Facility Contact(s):

Name:

Title:

Phone Number:

Email Address (if available):

What has been done to resolve the issue locally?

(Include details such as: (i) meeting dates and with whom; (ii) evaluation results if any; (iii)expected decision date for product area; and (iv) last interface date with the facility.)

What are your recommended next steps for this account?

Enter information here

Internal Use Only:

COID:

Assigned to:

Contract Number:

Issue Status:

Record Activity:

Exhibit E

HealthTrust Purchasing Group

Purchasing Agreement

No. HPG-1331

Vendor: Masimo Americas, Inc.

February 1, 2008

Communication for Contract Terms

This Contract Summary Sheet has been created for communicating information on this referenced agreement to HPG members. It is not to be considered as part of the agreement or to have any legal effect relative to the agreement.

1.	Types or Categories of Products on Contract

Please list specific examples of the types of products on this agreement.

This should not be a repeat of the contract description.

-Pulse Oximetry technology and related accessories

2.	Customer Service Hours

What are the hours of operation of the vendor’s customer service contact?

1-800-326-4890 #1 – Customer Service: 6am – 5pm PST

1-800-326-4890 #2 – Technical Support: 24 hours/day, 7 days/week

3.	Pricing Through Term of Agreement

Describe if the pricing is firm through the term of the agreement

Yes, pricing is firm through the Agreement term

4.	Freight Charges, Shipping and Delivery Time Period

Describe how freight charges are billed (e.g., included in price; paid by Vendor and added to invoice; etc.).

Freight/shipping charges, including insurance for the full value of Product shipped, are not included in the Product price and shall be “prepaid” by Vendor and added to the invoice as a separate line item that is identified as either “freight” or “shipping” and “insurance” charges.

Vendor represents and warrants to HPG and Purchasers that it shall make commercially reasonable efforts to maintain in inventory at appropriate locations sufficient quantities of each Product and shall both choose a transportation mode and carrier and provide said carrier with appropriate instructions to ensure that any Purchaser ordering Products will receive delivery within seven (7) business days after the date the order is received by Vendor

Indicate if delivery is FOB Destination or FOB Origin.

FOB Origin: In the event of a damaged, lost or missing shipment, Vendor shall, at Purchaser’s request and discretion, and at no cost to the Purchaser, submit a claim on behalf of the Purchaser with the carrier, and ensure the claim is resolved to Purchaser’s reasonable satisfaction.

What is delivery time period from receipt of order?

Seven (7) business days after the date the order is received by Vendor except for Build-to-Order products

5.	Rebates

Describe the rebate structure for this agreement. Do not include actual rebate percentages.

NA

6.	Other Fees

Describe any other fees (besides rebates and admin fees) for this agreement.

NA

7.	Warranty Policy

Describe the warranty for this agreement. Please include the warranty period.

•	Portable Tabletop and Handheld Pulse Oximeters: 1 Year from date of first use, not to exceed 14 months from shipment

•	Batteries, reusable cables, sensors and accessories: 6 months from first use, not to exceed 8 months from shipment

•	Disposable Single Patient Use Adhesive Sensors: Single patient use within 120 days after shipment

The following is the specific warranty and limitation of liability language provided by the Vendor:

Warranty; Limitation of Liability. Vendor warrants to Purchaser that the Vendor monitors, sensors and other accessories provided will conform to the published product specifications of Vendor in all material respects and be free from material defects in materials and workmanship; […***…]

*Confidential Treatment Requested

[…***…]. Provided that payments are current and Purchaser is not otherwise in breach of this Agreement, Vendor’s obligation if any Vendor monitors, sensors or other accessories found upon examination by Vendor, to be defective during the warranty period shall be limited to repair or replacement. This warranty is subject to the following exclusions, exceptions and limitations: a) repair and maintenance necessitated by neglect, misuse or improper operation of the monitors, Software, or device; b) modification of monitors, sensors and Software without the express written authorization of Vendor or as otherwise provided in the Product documentation; c) supplies, devices or electrical work external to the Vendor monitors or not manufactured by or for Vendor; d) use of sensors or other accessories other than those manufactured by or for Vendor and distributed by Vendor; and e) use of the monitors and sensors for uses and/or in environments for which they are not intended. For monitors manufactured by third-parties and not sold under Vendor’s name or trademark, Vendor will pass on to Purchaser all terms and rights provided by the manufacturer. Vendor is not responsible and will charge the Purchaser for repair, replacement, or maintenance necessitated by neglect, misuse, improper operation, accident, fire, water immersion, vandalism, weather, war, or any Act of God, and unauthorized non-Vendor monitors attached to Vendor monitors, or unauthorized modification of Vendor monitors or software. Warranty does not extend to any equipment, or software not manufactured by or for Vendor and that does not have Vendor’s name or Trademark. EXCEPT AS OTHERWISE PROVIDED IN THE HPG AGREEMENT WITH MASIMO, THE FOREGOING WARRANTY, IS IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS OR IMPLIED PRODUCT WARRANTIES, ARISING BY OPERATION OF LAW OR OTHERWISE, AND NO OTHER WARRANTIES EXIST, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. VENDOR WILL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, OR OTHER DAMAGES ARISING OUT OF THE USE OR INABILITY TO USE THE EQUIPMENT AND SOFTWARE, EVEN IF VENDOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. Some jurisdictions may not permit the limitation of liability under certain circumstances; the foregoing limitations and exclusions are not applicable to the extent not permitted under the laws of the relevant jurisdiction.

8.	Order Cancellation / Return Goods Policy

Describe the order cancellation or return goods policy for this agreement.

Return Policy (non-warranty)

*Confidential Treatment Requested

Call Masimo Corporation at 1-800-362-4890 and select option #2 to request an RMA number to return your product. Products must be unopened and in original packaging. A restocking fee of 25% will be charged, subject to change by Masimo.

Return Policy (warranty returns)

Call Masimo Corporation at 1-800-362-4890 and select option #2 to request an RMA number to return your product. Please clean contaminated/dirty product before returning and make sure it is fully dry before packaging the product. Package the product securely and enclose the following information and items:

•	A letter describing in detail any difficulties experienced with the product. Please include the RMA number in the letter.

•	Reference a contact person’s name, telephone, and or fax for any questions about the product.

•	A certificate stating the oximeter or other product has been decontaminated for bloodborne pathogens.

•	Non-warranty equipment repairs require a purchase order.

All Products shall be subject to inspection and acceptance for up to ten (10) days after receipt by Purchaser, (the “Acceptance Period”) to confirm that such Product, as delivered, performs in material compliance with its published specifications. Any Products which do not comply with Purchaser’s purchase order; in any way fail to comply with the warranties provided under this Agreement; or are defective in any way at any time prior to the end of the applicable Acceptance Period, may be rejected by Purchaser on written notice to Vendor irrespective of date of payment therefor. If Vendor has not received such notice within the Acceptance Period, the Equipment is deemed accepted upon expiration of the Acceptance Period. Purchaser may hold any Product rejected for reasons described herein pending Vendor’s instructions, or Purchaser, by mutual agreement with Vendor, may return such Products to Vendor at Vendor’s expense, F.O.B. Origin, Freight Collect.

9.	Backorder/Fill Rates

What are the back order / fill rates for this agreement?

At least 95% fill rates

10.	Value Added Services

Describe any value-added services for the members on this agreement.

NA

11.	Bulk-Buy

Describe the bulk-buy program for this agreement.

NA

12.	Price Tiers

Tier 2 = All HPG members

Tier 1 = IDN Tier identified as […***…] hospitals committing to purchase a minimum of […***…] of Masimo Pulse Oximetry products (Direct or through Distribution)

What tier will new members be loaded to?

Tier 2, with the exception of members that previously executed Deferred Equipment Purchase Agreements whereby the terms of these Agreements will remain in affect unless the parties agree to amend the Deferred Equipment Purchase Agreement.

How will vendor decide whether facility is in compliance with tier requirements?

Tier 2 requires no minimum compliance levels

Tier 1 is IDN committing a minimum of […***…] of their pulse oximetry purchases to Masimo. Any IDN not in compliance […***…] after agreement will be reverted to Tier 1 pricing.

How often does vendor review compliance?

Quarterly

Describe grace period for compliance, if applicable.

[…***…] after IDN agreement executed

What notification will vendors provide before changing a member’s tier designation?

30 days following written notice per the Contract Compliance process listed in Exhibit D of this Agreement

Define each tier on this agreement, including what compliance level a member must achieve to qualify. Please list the tiers in order from best to worst.

Tier 1 = IDN Tier identified as […***…] hospitals committing to purchase a minimum of […***…] of Masimo Pulse Oximetry products (Direct or through Distribution)

Tier 2 = All HPG members

13.	Letters Of Commitment (LOCs)

If this agreement requires an LOC please complete this section.

*Confidential Treatment Requested

What are the benefits of signing the LOC? Please provide detail.

An LOC only applies to member Health Systems that include […***…] hospitals who indicate that Masimo is their preferred oximetry supplier and commit that a minimum of […***…] of their oximetry purchases will be from Masimo.

What is the deadline for existing members to sign the LOC?

Anytime during the term of this Agreement

What is the deadline for new members to sign the LOC?

No deadline, anytime during the term of this Agreement

If this is a tiered agreement, what tier will a member be loaded to if they do not submit an LOC?

Tier 2

How often can a member submit a new LOC form with a new tier designation?

Anytime during the term of this Agreement

How long after the vendor receives an LOC will the distributor have pricing loaded?

30 Days

What’s the cutoff period for the LOC after which a member cannot submit an LOC or receive best tier pricing?

NA

Should the LOC for this agreement be returned to HPG or the vendor?

LOC should be submitted to Vendor

Does the LOC require the signature of the vendor’s local rep?

It requires signature from the applicable Masimo Regional Vice President

14.	Group Letters of Commitment

If this agreement has an option for Groups to sign an LOC complete this section. If there is a Group LOC option on this agreement, does it have a separate LOC form?

An LOC only applies to member Health Systems that include […***…] hospitals who indicate that Masimo is their preferred oximetry supplier and commit that a minimum of […***…] of their oximetry purchases will be from Masimo.

*Confidential Treatment Requested

How is a group defined for commitment to this agreement?

Identified as […***…] hospitals indicating Masimo as their preferred pulse oximetry manufacturer of choice by committing to a minimum of […***…] of their pulse oximetry purchases from Masimo

What are the benefits of a group commitment for this agreement?

Enhanced Pricing

Should the form be returned to HPG or the vendor?

Vendor

15.	Standardization Incentive Program (SIP)

If this agreement has an SIP complete this section.

What are the benefits of participating for this agreement?

NA

Should the form be returned to HPG or the vendor?

NA

16.	Group Standardization Incentive Program

If this agreement has a Group SIP complete this section.

What are the benefits for a group participating for this agreement?

NA

Should the form be returned to HPG or the vendor?

NA

17.	Other Forms

If this agreement has any other form complete this section.

If there are any other types of forms that a facility might need to sign, for example a CPRR or lease document, what are the benefits for an HPG member of signing any other forms (aside from the LOC and/or SIP) on this agreement?

A Facility Agreement is available to assist in financing the Equipment.

If there are any other types of forms that a facility might need to sign, for example a CPRR or lease document, should other forms (aside from the

*Confidential Treatment Requested

LOC and/or SIP) related to this agreement be submitted to HPG or the vendor?

NA

18.	Other Group Forms

If this agreement has any other group form complete this section.

What are the benefits for an HPG member group of signing any other group forms (aside from the LOC and/or SIP) on this agreement?

NA

Should other group forms (aside from the LOC and/or SIP) related to this agreement be submitted to HPG or the vendor?

NA

19.	Strategic Sourcing Opportunities

For specific HPG members

Please summarize the Strategic Sourcing opportunities for this agreement?

NA

20.	Pricing Supplement

If there is capitated pricing, please provide pricing details and options.

NA

If there are upcharges, please provide details and options.

NA

If there are other discounts, please provide details and options.

NA

If there are other loaner or instrument fees, please provide details and options.

NA

If there are any other fees, please provide details and options.

NA

21.	Consignment

Describe the consignment policy and process for this agreement.

NA

22.	Formulary Program

Describe the formulary program for this agreement.

NA

23.	Trade-In Policy

Describe the trade-in policy for this agreement.

NA

24.	Indigent Care program

Summarize the indigent care program for this agreement.

NA

25.	Additional Contract Information

Please provide any additional contract information you believe would be of value to HPG membership that was not captured by any of the specific questions.

Note the following provisions:

— Vendor shall not be liable for any infringement of intellectual property rights of third parties or for any liability, loss, damages, costs or expenses which Purchaser may incur as a result of any injury, illness or death resulting from (a) alterations or modifications to the Products made by Purchaser or third parties at Purchaser’s request and without the written approval of a Vendor executive vice president or chief executive officer, (b) electrical/electronics, software/firmware, sensors, or product interface not furnished by Vendor, (c) combination of the Products with other apparatus or technology not furnished by Vendor, (d) use of Products in combination with products or components not supplied by Vendor, (e) use of Products expressly prohibited under this Agreement (if any), or (f) for any claims not related directly to the Products. The preceding Vendor indemnification obligations apply to claims arising out of Vendor SET or Rainbow SET technology contained in OEM Monitors or the combination of such technology with Vendor Sensors and Equipment.

Software License Grant. The Products contain Vendor proprietary software (the “Software”), trade secrets and other proprietary information (collectively, “Intellectual Property”). Vendor grants to Purchaser a non-exclusive, non-transferable, perpetual license to use the Software and Intellectual Property in connection with its use of the Products. This Agreement does not constitute a sale of the Software or any Intellectual Property. The Purchaser may not reverse engineer, copy, modify, loan, rent, lease, assign, transfer, or sub-license the Software or Intellectual Property without Vendor’s prior written consent, which may be withheld at Vendor’s sole discretion; any attempt to do so will render the license null and void and the right to use the Software and Intellectual Property invalid.

Limited Use of Equipment. […***…]

*Confidential Treatement Requested

[…***…]. HPG shall advise Purchasers that the monitors are not intended to be used by anyone other than the Purchaser’s qualified and trained personnel or third party maintenance personnel trained by Vendor (or trained in accordance with Vendor’s maintenance processes in the case where Vendor trains the trainer for the third party service provider). Except as is described in the applicable user documentation or pursuant to Vendor’s maintenance training, the Purchaser may not modify or connect other monitors to the Vendor monitors, including software, hardware and related instruments without Vendor’s prior written authorization, which authorization may be withheld at Vendor’s sole discretion. The Parties acknowledge that the monitors, Software, sensors and related disposable accessories are intended for use for processes, procedures, experiments or any other uses for which are cleared for use by the Food and Drug Administration (FDA).

*Confidential Treatment Requested

Exhibit F

HealthTrust Purchasing Group

Purchasing Agreement

No. HPG-1331

Vendor: Masimo Americas, Inc.

February 1, 2008

DEFERRED EQUIPMENT PURCHASE PLAN

MASIMO PULSE OXIMETRY SUPPLY AGREEMENT

[…***…] DEFERRED EQUIPMENT PURCHASE PLAN

[…***…]

HealthTrust Purchasing Group Members

This Agreement is dated as of the             day of                     , 200    , (the “Effective Date”), by and between:

Masimo Americas, Inc. (“Masimo”)

40 Parker

Irvine, CA 92618

and

(“Purchaser”)

[…***…] Whereas, the Purchaser and Masimo desire to enter into an agreement pursuant to which Masimo will provide certain equipment to Purchaser (the “Equipment”) in exchange for a sensor purchase commitment over the Term, as defined herein;

[…***…]

Now, therefore, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1.	Purchase and Sale of Sensors.

Masimo shall sell to Purchaser and Purchaser shall buy from Masimo, under the terms and conditions of this Agreement, […***…] of pulse oximetry sensors (hereinafter referred to as the “Sensor(s)”) during the Term, as defined herein.

2.	Sensor Commitment; Additional Products.

[…***…] The attached Schedule A lists the price of the Sensors and Equipment (if applicable) sold and purchased hereunder and defines the Annual Minimum Sensor Purchase Commitment from Purchaser for Purchaser’s facilities as listed in Schedule A, and is incorporated herein by reference.

[…***…]

Purchaser may make additional purchases by mutual agreement with Masimo upon execution of additional Schedules that reference this Agreement. Masimo may inform Purchaser of new Sensors and products (“Additional Products”) that it wishes to make available to Purchaser after the Effective Date of this Agreement by providing a written notice of the availability of the Additional Products, the part number and the price for such Additional Products. Masimo acknowledges that Purchaser is not obligated to purchase such Additional Products, but if Purchaser chooses to do so, the terms of sale for such Additional Products shall be the terms set forth in this Agreement or per the terms of an amendment to this Agreement. No change to the Annual Minimum Purchase Commitment, as defined on Schedule A, is made as a result of the addition of Additional Products unless agreed to in writing by the parties through an amendment to this Agreement. If any of the Additional Products are at a considerably higher price point, the parties agree to renegotiate pricing and Masimo will submit these renegotiated priced products to Purchaser for written approval.

3.	Terms of Sale.

[…***…] The attached Schedule B, describes the terms of sale of the Sensors and Equipment, and is incorporated herein by reference.

*Confidential Treatment Requested

[…***…]

This Agreement also incorporates all applicable provisions of the agreement entitled Purchasing Agreement, by and between Masimo and HealthTrust Purchasing Group (the “GPO Agreement”) as set forth in Schedule C. No other terms will apply to this Agreement and any additional or varying terms supplied by Purchaser with any order or otherwise shall be disregarded and ineffective. In the event of any conflict between the terms of the GPO Agreement and those in this Agreement, the terms of this Agreement shall control.

4.	Invoice Payment.

Masimo shall invoice Purchaser for Sensors as shipments of Sensors are made.

5.	Purchase Orders.

All Sensors purchased pursuant to this Agreement shall be implemented by Purchaser’s issuance of purchase orders to Masimo. No terms in such purchase order shall amend or supplement the terms of this Agreement. This paragraph does not limit Purchaser’s obligation under the Annual Minimum Purchase Commitment.

6.	Term.

This Agreement is binding and effective as of the Effective Date set forth above. Purchaser’s obligation to buy Sensors and the start date for its initial Annual Minimum Purchase Commitment (the “Start Date”) shall be the earlier of (i) 60 days after the Effective Date or (ii) the first deployment of Equipment. This Agreement shall continue in effect until the ______ anniversary of the Start Date (the “Term”). The parties shall each make commercially reasonable efforts to deploy the Equipment within 45 days after the Effective Date.

7.	Acceptance.

The parties agree that Masimo’s record of shipment/delivery and Purchaser’s acceptance of such number of Equipment shall be presumptive evidence of such delivery and acceptance by Purchaser.

8.	Press Release.

Either party may issue a press release announcing the existence and general content of this Agreement and the reasons the Purchaser has chosen Masimo, provided that the issuing party receives written approval from the other party in advance of its publication. Except for the press release or as required by law, neither Party shall, without the other Party’s prior written approval, disclose any terms of this Agreement.

9.	Agreement Validity Period.

The terms of this Agreement are subject to Masimo’s receipt of this Agreement executed by Purchaser on or before the ___ day of                     , 2007.

This Agreement is dated as of the Effective Date above.

Purchaser	Masimo Americas, Inc.

By:	By:
Print:	Print:
Title:	Title:
Date:	Date:

*Confidential Treatment Requested

SCHEDULE A

[…***…] DEFERRED EQUIPMENT PURCHASE PLAN

[…***…]

This Schedule applies to the following facilities (the “Facilities”, collectively, “Purchaser”): List the name of each Hospital Facility.

Masimo agrees to provide the use of the following Equipment and accessories to Purchaser at […***…] cost during the Term of this Agreement (acquisition prices shown for information purposes only and are the price under the GPO Agreement).

MFR/ Part #	Item Description	Qty	Unit Price	Extended Price
Masimo 9031	Radical-7 Oximeter with LCD Display, Masimo SET Sp02 and Rainbow SET Pulse CO-Oximetry technology platform	1
Masimo 9086	Radical-7 Oximeter with TFT Color Display, Masimo SET Sp02 and Rainbow SET Pulse CO-Oximetry technology platform	1
Masimo 9030	Radical Handheld Oximeter with Masimo SET Sp02	1
Maxima 9021	RDS1 Oximeter Docking Station with SatShare Capability	1
Masimo 9023	RDS3 Oximeter Docking Station	1
Masimo 9019	Rad-8 Oximeter w/ Masimo SET and Horizontal LED Display
Masimo 9028	Rad-9 Oximeter w/ Masimo SET and LCD Display	1
GE -12949	GE Solar/Tram Internal Upgrade to Masimo. SET Sp02	1
GE -13108	GE Dash Internal Upgrade to Masimo SET Sp02	1
GE	GE Dinamap Internal Upgrade to Masimo SET Sp02	1
Welch Allyn	Welch Allyn Propaq Internal Upgrade to Masimo SET Sp02	1
Philips -1846	Philips IntelliVue Masimo SET Sp02 single parameter module	1
SUBTOTAL: Capital Equipment				SUBTOTAL
Masimo	SatShare Cables	1
Masimo	Mounting Brackets - SatShared Radical Oximeters	1
Masimo 2281	LNC 10’ Dual-Key Patient Cable for Philips IntelliVue Series	1
Masimo 2263	LNC 10’ Adapter Cable to Philips 12-pin “CMS” Sp02 Socket	I
Masimo 2264	LNC 10’ Adapter Cable to GE Conventional Sp02 Socket	I
Masimo 12525	ProFox Software	I
Masimo 1795	Tester for Masimo SET Sp02 and Pulse Rate	1
Masimo 1395	Radical Series Handheld Locks	1
Masimo 1863	LNCS DC-1 Adult Reusable Finger Sensor	1
Masimo 1864	LNCS DC-IP Pediatric Reusable Finger Sensor	1
Masimo 1896	LNCS TF-I Reusable Forehead Sensor	1
Masimo 1895	LNCS TC-I Tip Clip Reusable Ear Sensor	1
SUBTOTAL: Accessories				SUBTOTAL
Masimo	Installation and Training Services	1
Masimo	Extended Warranty for Masimo Tabletop Oximeters	1
SUBTOTAL: Installation and Warranty Services				SUBTOTAL

TOTAL: Equipment, Accessories and Services				TOTAL

Sensor Purchase Commitment: […***…]

*Confidential Treatment Requested

Purchaser agrees to purchase Sensors in the minimum quantities set forth below each year beginning on the Start Date or any anniversary thereof (the “Annual Minimum Purchase Commitment”) during the Term of the Agreement.

		Annual Minimum Sensor Purchase Commitment
Part Number	Description	Baseline Quantity	Guaranteed Quantity	Unit Price		Extended Price
1859	LNCS ADT Adult Adhesive Sensor		0	$	[,,,***,,,]	$—
1860	LNCS PDT Pediatric Adhesive Sensor		0	$	[...***...]	$—
1861	LNCS INF-L Infant Adhesive Sensor		0	$	[...***...]	$—
1862	LNCS NEO-L Neonatal Adhesive Sensor		0	$	[...***...]	$—
1901	LNCS NEO-PT Neonatal SofTouch Adhesive Sensor		0	$	[...***...]	$—
	TOTALS:	0	0			$—

[…***…]

Sites: This Agreement is based on Purchaser’s agreement to convert ____ pulse oximetry sites at the Facilities to utilize Masimo Sensors. Purchaser agrees to use best efforts to make all its clinicians who will be using the Equipment available for on-site training or to complete Masimo’s online e-Learning tutorial in the use of Masimo SET oximetry and Sensors.

Annual Minimum Purchase Commitment. Purchaser may adjust the mix of adhesive sensors purchased from the quantities listed in the above table provided the Annual Minimum Purchase Commitment in “dollars” is achieved. […***…]

The value of any Equipment provided by Masimo to Purchasers may be considered to be a discount, rebate or other reduction in price to the Sensors obtained under the Agreement. Purchasers may have an obligation to disclose and/or appropriately reflect any such discounts, rebates or price reductions in any costs claimed or charges made to Medicare, Medicaid, or health insurers requiring disclosure by separately stating Purchaser’s costs for Equipment and Sensors. A worksheet for Purchaser to calculate its equipment and supply costs under this Agreement is available through the HealthTrust Purchasing Group SCRUBS website or by calling Customer Service for HealthTrust Purchasing Group (888-222-1172).

*Confidential Treatment Requested

SCHEDULE B

TERMS AND CONDITIONS

1. […***…] Equipment Ownership. Purchaser acknowledges that Masimo has and retains title to the Equipment until Purchaser has met all its obligations under the contract, including the aggregated Annual Minimum Purchase Commitment. Title to the Equipment automatically transfers to Purchaser on completion of all such obligations.

[…***…]

[…***…] Purchaser will not sell, assign, sublet, transfer, abandon, part with contract, create, incur, assume or suffer to exist any claim mortgage, pledge, lien, security interest or other charge or encumbrance of any kind upon or with respect to the Equipment or any part thereof or any of Purchaser’s rights under this Agreement, without Masimo’s written consent. Masimo shall have the option to make, and require Purchaser to execute, any and all information and/or lien filings Masimo deems appropriate under the Uniform Commercial Code to perfect a security interest in the Equipment. During the term of this Agreement, Purchaser shall bear the entire risk of loss and damage to the Equipment from any and every cause whatsoever, except for acts by Masimo. Except for loss of use caused by a Masimo material breach of contract that is not timely cured, no loss or damage to the Equipment (or any part thereof), or any failure of operation, shall impair any obligations of Purchaser (including, without limitation, payment obligations) under this Agreement, which shall continue in full force and effect.

2. Software License Grant. The Sensors and Equipment contain Masimo proprietary software (the “Software”), trade secrets and other proprietary information (collectively, “Intellectual Property”). Masimo grants to Purchaser a non-exclusive, non-transferable, perpetual license to use the Software and Intellectual Property in connection with its authorized use of the Equipment and Sensors. This Agreement does not constitute a sale of the Software or any Intellectual Property. The Purchaser may not reverse engineer, copy, modify, loan, rent, lease, assign, transfer, or sub-license the Software or Intellectual Property without Masimo’s prior written consent, which may be withheld at Masimo’s sole discretion; any attempt to do so will render the license null and void and use of the Software and Intellectual Property invalid.

3. Confidentiality. Neither party shall disclose to any unrelated third party or to any related party that is not bound by the obligations of confidentiality set forth herein or in its applicable participation agreement with HealthTrust Purchasing Group, or use for any purpose other than performance of this Agreement any information and proprietary material disclosed to it without the prior written consent of the disclosing party. The obligations of confidentiality shall not apply to information that at the time of disclosure or subsequently (i) is a matter of general public knowledge other than by a breach of this Agreement, (ii) is rightfully communicated to the recipient free of any obligation of confidence, or (iii) is made public by the disclosing party; or to information that is required to be disclosed by applicable law, provided however, that the recipient shall promptly notify the disclosing party of such requirement.

4. Limited Use of Equipment. […***…] The monitors are not intended to be used by anyone other than the Purchaser’s qualified and trained personnel or third party maintenance personnel trained by Masimo (or trained in accordance with Masimo’s maintenance processes in the case where Masimo trains the trainer for the third party service provider). Except as is described in the applicable user documentation or pursuant to Masimo’s maintenance training, the Purchaser may not modify or connect other monitors to the Masimo monitors, including software, hardware and related instruments without Masimo’s prior written authorization, which authorization may be withheld at Masimo’s sole discretion. The Parties acknowledge that the monitors, Software, sensors and related disposable accessories are intended for use for processes, procedures, experiments or any other uses for which are cleared for use by the Food and Drug Administration (FDA).

5. Delivery; Payment. Prices are shown on Schedule A and are FOB shipment origin, with freight and packaging added to invoice. Risk of loss shall pass to the Purchaser FOB shipment origin. Purchaser shall pay all sales, use, property, excise, import or export, value added or similar taxes (except Masimo’s income or franchise taxes) levied upon the delivery, transport, use or possession of the products. Payment terms are net 30 days from shipment date. Service charges of 1 1/2 % per month or the maximum rate permitted by law, if lower, may be charged on past due amounts. Masimo reserves the right to make partial deliveries. The carrier shall not be construed to be an agent of Masimo. Masimo shall not be held responsible for delays by carrier to make deliveries for any cause.

6. Service, Installation and Training. Installation and training are scheduled by mutual consent between Masimo and the Purchaser. Telephone support is provided to the Purchaser twenty-four (24) hours per day, seven (7) days per week. If the Purchaser experiences difficulty using the Equipment or sensors the Purchaser should call Masimo’s telephone support number.

7. Warranty; Limitation of Liability. Masimo warrants that the Masimo Equipment, Sensors and other accessories provided will materially conform to the published product specifications of Masimo and be free from material defects in materials and workmanship; […***…]. Provided that payments are current and Purchaser is not otherwise in breach of this Agreement, Masimo’s obligation if any Masimo Equipment,

*Confidential Treatment Requested

Sensors or other accessories found upon examination by Masimo, to be defective during the warranty period shall be limited to repair or replacement. This warranty is subject to the following exclusions, exceptions and limitations: a) repair and maintenance necessitated by damage, neglect, misuse or improper operation of the Equipment, Software, or device; b) modification of Equipment, Sensors and Software without the express written authorization of Masimo; c) supplies, devices or electrical work external to the Masimo Equipment or not manufactured by Masimo; d) use of sensors or other accessories other than those manufactured and distributed by Masimo; and e) use of the Equipment and Sensors for uses and/or in environments for which they are not intended. For Equipment manufactured by third-parties, Masimo will pass on to Purchaser all terms and rights provided by the manufacturer. Masimo is not responsible and will charge the Purchaser for repair, replacement, or maintenance caused by damage, neglect, misuse, improper operation, accident, fire, water, vandalism, weather, war, or any Act of God, and unauthorized Equipment attached to Masimo Equipment, or unauthorized modification of Masimo Equipment or software. Warranty does not extend to any equipment, or software not manufactured by Masimo. THE FOREGOING WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS OR IMPLIED WARRANTIES, ARISING BY OPERATION OF LAW OR OTHERWISE, AND NO OTHER WARRANTIES EXIST, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. MASIMO WILL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, OR OTHER DAMAGES ARISING OUT OF THE USE OR INABILITY TO USE THE EQUIPMENT AND SOFTWARE, EVEN IF MASIMO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

8. Indemnification.

8.1 Bodily Injury. Masimo will defend, indemnify and hold Purchaser harmless against any and all liability, loss, damages, costs or expenses that Purchaser may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Products, to the extent that such injury, illness or death resulted from (i) Masimo’s design or manufacture of the standard Products or (ii) failure of any Product at the time of shipment to Purchaser to materially comply with its published specification. “Product(s)” means any Sensors, accessories and Equipment provided to Purchaser under this Agreement, including without limitation third party monitors that contain Masimo SET or Rainbow SET technology under license from Masimo (“OEM Monitors”).

8.2 Infringement. Masimo will defend, indemnify and hold Purchaser harmless against infringement or alleged infringement directly resulting from standard Products furnished under this Agreement, of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party. In the event of such claim, Masimo may, at its sole discretion, (i) modify the particular Product to make it non-infringing, (ii) obtain a license to allow the continued use of the Product, or (iii) terminate this Agreement, and take possession of and refund all fees paid for the infringing Products.

8.3 Exclusions. Masimo shall have no liability or responsibility of any kind to Purchaser under this Section (“Indemnification”) unless Purchaser (i) promptly notifies Masimo of such claims, (ii) gives Masimo an adequate opportunity to defend, including complete control of such defense, and (iii) provides reasonable assistance to Masimo, at Masimo’s expense and request, in connection with the defense and settlement of any such claim. Masimo shall have no liability for settlements made without Masimo’s express written consent. Should Purchaser desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Purchaser’s. Notwithstanding the above, Masimo shall not be liable for any infringement of intellectual property rights of third parties or for any liability, loss, damages, costs or expenses which Purchaser may incur as a result of any injury, illness or death resulting from (a) alterations or modifications to the Products made by Purchaser or others (or by Masimo, in the case of an infringement claim) at Purchaser’s request, (b) electrical/electronics, software/firmware, sensors, or product interface not furnished by Masimo, (c) combination of the Products with other apparatus or technology not furnished or, in the case of infringement claims, specified in writing by Masimo, (d) use of products or components not supplied by Masimo, (e) use of Products not permitted under this Agreement, or (f) for any claims not related directly to the Products. The preceding sentence does not exclude Masimo’s indemnification obligations for claims arising out of Masimo SET or Rainbow SET technology contained in OEM Monitors or the combination of such technology with Masimo Sensors and Equipment. If Masimo fails to assume its obligation to defend Purchaser, then Purchaser may do so to protect its interest and seek reimbursement from Masimo.

9. Termination. In the event of a breach of a material obligation of this Agreement by either party, the other party will provide written notice including all supporting documentation of the breach. If the breach is not cured within thirty (30) days of receipt of such notice (ten (10) days in the event of breach of payment obligations), the notifying party shall be entitled, in addition to all other remedies available to such party, to terminate this Agreement for cause and without penalty by providing written notice in accordance with the Agreement. Termination of this Agreement for material breach shall be without prejudice to all accrued rights and remedies the parties may have, and shall not affect any continuing rights and obligations the parties may have under this Agreement. All payments made before the date of termination are non-refundable. Purchaser shall pay any outstanding balances due Masimo for services performed or products delivered prior to termination, except for those, if any, that are related to Masimo’s breach. […***…].

10. Power and Authority; Amendments. Masimo and Purchaser each represent to the other that each has full and complete power and authority to execute this Agreement and that this Agreement constitutes a valid and binding obligation of Masimo and Purchaser, respectively, enforceable in accordance with its terms. Amendments to this Agreement (other than the addition of Additional Products), which includes without limitation any additional terms not set forth herein, may only be made via a written amendment signed by Masimo and by Purchaser. Only an executive vice-president or the president of Masimo has the authority to sign this Agreement or any amendment or schedule hereto.

11. General. This Agreement contains the entire understanding between Masimo and the Purchaser and supersedes all prior understandings, written or oral, regarding the subject of this Agreement. Notwithstanding anything else herein to the contrary, some or all of Masimo’s rights under this agreement may be assigned to a third party for purposes of financing, an affiliate, or a successor in interest resulting from a merger or acquisition. If any provision of these Terms and Conditions is found to be unenforceable, it will not affect the validity of the remainder of these Terms and Conditions, which shall remain valid and enforceable according to the terms hereof. This Agreement shall not be binding until approved by Masimo at its home office. The courts and substantive laws of the states of both parties’ home offices shall have non-exclusive jurisdiction to resolve any disputes between the parties. The prevailing party in any litigation between the parties shall receive from the other party all reasonable costs incurred by the prevailing party, including attorneys’ fees. This Agreement may be signed by facsimile copies and in counterparts.

*Confidential Treatment Requested

SCHEDULE C

ADDITIONAL TERMS APPLICABLE TO HPG PURCHASERS

This Agreement incorporates by reference all applicable terms and conditions from the sections of the GPO Agreement identified below:

7.0	Vendor Delivery Performance; Customer Service

8.0	Shipment, Risk of Loss, Freight Charges

9.0	Warranties and Disclaimer of Liability

10.0	Inspection.

11.0	Indemnity

12.0	Confidentiality; Software License & Use Restrictions.

14.0	Insurance

15.0	Order Cancellation (as to specific orders and not as to this Agreement in its entirety)

17.0	Books, Records and Compliance Requirements

(excluding Sections 17.2.5, and 17.3 – 17.7)

By mutual agreement with Purchaser, Masimo may include the actual terms listed above in lieu of incorporating them by reference. If Masimo needs to disclose the terms of this Agreement in the course of its business, such terms shall not be deemed confidential to HPG for purposes of such disclosure.

Implementation. Masimo will use commercially reasonable efforts to deliver and distribute all equipment listed in Schedule “A” including pulse oximeters and internal upgrades or replacements in accordance with a mutually agreed upon implementation schedule. The parties agree to use commercially best efforts to jointly develop and complete an implementation plan that is comprehensive, but also includes the efficient use of Purchaser’s resources to complete the process in an agreed upon, expeditious timeframe. Masimo will provide a comprehensive training program for designated staff for all products provided. Purchaser will designate a Project Manager with responsibility for high level planning and coordination of the Implementation with the Masimo Project Manager.